EXHIBIT B-1

                                                                  EXECUTION COPY



                      VERMONT YANKEE NUCLEAR POWER STATION

                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

              VERMONT YANKEE NUCLEAR POWER CORPORATION, as SELLER,

                  ENTERGY NUCLEAR VERMONT YANKEE, LLC, AS BUYER

                                       AND

                        ENTERGY CORPORATION, AS GUARANTOR

                             Dated: August 15, 2001



                                     B-1-1

                                TABLE OF CONTENTS

                                                                                   Page

ARTICLE I DEFINITIONS ..........................................................      1
1.1    Definitions .............................................................      1
1.2    Certain Interpretive Matters ............................................     17
ARTICLE II PURCHASE AND SALE ...................................................     17
2.1    Transfer of Assets ......................................................     17
2.2    Excluded Assets .........................................................     19
2.3    Assumed Liabilities and Obligations .....................................     21
2.4    Excluded Liabilities ....................................................     22
ARTICLE III THE CLOSING ........................................................     24
3.1    Closing .................................................................     24
3.2    Purchase Price; Payment .................................................     25
3.3    Adjustment to Cash Purchase Price .......................................     25
3.4    Allocation of Purchase Price ............................................     27
3.5    Prorations ..............................................................     28
3.6    Deliveries by the Seller ................................................     29
3.7    Deliveries by the Buyer .................................................     30
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER ........................     31
4.1    Organization; Qualification .............................................     31
4.2    Authority ...............................................................     31
4.3    Consents and Approvals; No Violation ....................................     31
4.4    Financial Statements ....................................................     32
4.5    Reports .................................................................     33
4.6    Accounting Methods ......................................................     33
4.7    Title and Related Matters ...............................................     33
4.8    Real Property Agreements ................................................     33
4.9    Insurance ...............................................................     33
4.10   Environmental Matters; etc ..............................................     34
4.11   Labor Matters ...........................................................     34
4.12   ERISA; Benefit Plans ....................................................     35
4.13   Real Property; Plant and Equipment ......................................     37
4.14   Condemnation; Public Improvements .......................................     37
4.15   Certain Contracts and Arrangements ......................................     38
4.16   Legal Proceedings, etc ..................................................     38
4.17   Permits; Compliance with Law ............................................     38
4.18   NRC Licenses ............................................................     39
4.19   Regulation as a Utility .................................................     39
4.20   Qualified Decommissioning Fund ..........................................     39
4.21   Nonqualified Decommissioning Fund .......................................     41


                                     B-1-2

4.22   Zoning Classification ...................................................     42
4.23   Intellectual Property ...................................................     42
4.24   Taxes ...................................................................     42
4.25   Operability .............................................................     43
4.26   Brokers' Fees ...........................................................     43
4.27   Disclaimer ..............................................................     43
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GUARANTOR ............     44
5.1    Organization ............................................................     44
5.2    Authority ...............................................................     44
5.3    Consents and Approvals; No Violation ....................................     45
5.4    Availability of Funds ...................................................     45
5.5    Legal Proceedings .......................................................     45
5.6    WARN Act ................................................................     45
5.7    "As Is Sale" ............................................................     46
5.8    Affiliate Guaranty ......................................................     46
5.9    Qualified Buyer .........................................................     46
5.10   Brokers' Fees ...........................................................     46
ARTICLE VI COVENANTS OF THE PARTIES ............................................     47
6.1    Conduct of Business During the Interim Period ...........................     47
6.2    Access to Information ...................................................     50
6.3    Expenses ................................................................     52
6.4    Further Assurances; Cooperation .........................................     52
6.5    Public Statements .......................................................     54
6.6    Notices, Consents and Approvals .........................................     54
6.7    Interim Period Notice ...................................................     55
6.8    Employees ...............................................................     57
6.9    Risk of Loss ............................................................     61
6.10   Decommissioning Funds ...................................................     62
6.11   Spent Nuclear Fuel Fees .................................................     62
6.12   Department of Energy Decontamination and Decommissioning Fees ...........     63
6.13   Cooperation Relating to Insurance and Price-Anderson Act ................     63
6.14   Tax Clearance Certificates ..............................................     63
6.15   Nuclear Insurance Policies ..............................................     63
6.16   Private Letter Ruling Requests ..........................................     64
6.17   Tax Matters .............................................................     64
6.18   Intentionally Omitted ...................................................     65
6.19   Decommissioning .........................................................     65
6.20   Guarantee ...............................................................     65
ARTICLE VII CONDITIONS .........................................................     69
7.1    Conditions to Obligations of the Buyer ..................................     69
7.2    Conditions to Obligations of the Seller .................................     72
ARTICLE VIII CONFIDENTIALITY ...................................................     73


                                     B-1-3

ARTICLE IX INDEMNIFICATION .....................................................     75
9.1    Indemnification .........................................................     75
9.2    Defense of Claims .......................................................     76
ARTICLE X TERMINATION ..........................................................     78
10.1   Termination .............................................................     78
10.2   Procedure and Effect of No-Default Termination ..........................     79
ARTICLE XI MISCELLANEOUS PROVISIONS ............................................     80
11.1   Amendment and Modification ..............................................     80
11.2   Waiver of Compliance; Consents ..........................................     80
11.3   Survival of Representations, Warranties, Covenants and Obligations ......     80
11.4   Notices .................................................................     80
11.5   Assignment ..............................................................     81
11.6   Governing Law ...........................................................     82
11.7   Attorney-Client Matters .................................................     82
11.8   Counterparts ............................................................     83
11.9   Interpretation ..........................................................     83
11.10  Schedules and Exhibits ..................................................     83
11.11  Entire Agreement ........................................................     83
11.12  Bulk Sales Laws .........................................................     83


                                     B-1-4

                         LIST OF EXHIBITS AND SCHEDULES

                                    EXHIBITS

Exhibit A         Form of Assignment and Assumption Agreement

Exhibit B         Form of Bill of Sale

Exhibit C         Form of FIRPTA Affidavit

Exhibit D         Form of Interconnection Agreement

Exhibit E         Form of Power Purchase Agreement

Exhibit F         Form of Quit Claim Deed

Exhibit G         Form of Opinion from Seller's Counsel

Exhibit H         Form of Opinion from Buyer's Counsel

Exhibit I         Title Commitment

Exhibit J         Form of 2001 Amendatory Agreement

Exhibit K         Form of Security Agreement

SCHEDULES

1.1(2)(A)         Adjusted Book Value - Nuclear Fuel

1.1(2)(B)         Adjusted Book Value - Inventory

1.1(87)           Licensed Intellectual Property

1.1(102)          Nuclear Insurance Policies

1.1(146)          Sponsors

1.1(157)          Transferable Permits

2.1(a)            Description of Real Property

2.1(g)            Excluded Documents


                                     B-1-5

2.1(j)            Owned Intellectual Property

2.2(e)            Seller's Tariffs and Power Sales Arrangements

2.2(h)            Seller's Intercompany Transactions

2.3(a)            Excluded Seller's Agreements

3.3(a)(ii)        Required Capital Expenditure Amount

4.3(a)            Seller's Third Party Consents

4.3(b)            Seller's Required Regulatory Approvals

4.4(b)            Disclosed Conditions

4.7               Exceptions to Title

4.8               Real Property Agreements

4.9               Insurance Policies and Exceptions

4.10              Environmental Matters

4.11              Labor Matters

4.12(a)           Benefit Plans

4.12(b)           Benefit Plan Exceptions

4.12(f)           Benefit Plan Modifications

4.13(b)           Description of Major Equipment Components and Personal
                  Property

4.15(a)           List of Seller's Agreements

4.15(b)           Agreement Exceptions

4.15(c)           Agreement Defaults

4.16              Legal Proceedings and Court Orders

4.17(a)           Permit Notices

4.17(b)           List of Material Permits (other than Transferable Permits)


                                     B-1-6

4.18(a)           NRC Notifications

4.18(b)           List of Material NRC Licenses

4.20(d)           Financial Matters Relating to Qualified Decommissioning Fund

4.20(f)           Tax Matters Relating to Qualified Decommissioning Fund

4.21(d)           Financial Matters Relating to Nonqualified Decommissioning
                  Fund

4.22              Zoning Classification

4.23              Exceptions to Intellectual Property

4.24              Taxes

5.3(a)            Buyer's Third Party Consents

5.3(b)            Buyer's Required Regulatory Approvals

6.1(a)(vi)        Seller's Operating and Capital Budgets for 2001 and Tentative
                  Operating and Capital Budget for 2002

6.1(a)(ix)        Changes to Employment Arrangements

6.4(e)            Office Space Provided by Buyer to Seller

7.2(n)            Buyer's Financial Arrangements


                                     B-1-7

                           PURCHASE AND SALE AGREEMENT

         PURCHASE AND SALE AGREEMENT, dated as of August 15, 2001 (the "Effective Date"), by and among Vermont Yankee Nuclear Power Corporation, a Vermont corporation ("VYNPC" or "Seller"), Entergy Nuclear Vermont Yankee, LLC, a Delaware limited liability company ("Buyer"), and Entergy Corporation, a Delaware corporation ("Guarantor"). The Seller and the Buyer are referred to individually as a "Party," and collectively as the "Parties."

                               W I T N E S S E T H

         WHEREAS, the Seller owns the Vermont Yankee Nuclear Power Station ("VYNPS"), NRC Operating License No. DPR-28, located in Vernon, Vermont, and certain facilities and other assets associated therewith and ancillary thereto; and

         WHEREAS, the Buyer desires to purchase and assume, and the Seller desires to sell and assign, the Acquired Assets (as defined in Section 2.1 below) and certain associated liabilities, upon the terms and conditions hereinafter set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

         (1)      "Acquired Assets" has the meaning set forth in Section 2.1.

         (2) "Adjusted Book Value" means the value on the books of the Seller determined in accordance with generally accepted accounting principles consistent with the Seller's past practices and as more fully described in Schedule 1.1(2)(A) with respect to the Seller's Nuclear Fuel and in Schedule 1.1(2)(B) with respect to the Seller's Inventory, as of the date a calculation is to be made, of a specified asset adjusted to reinstate any amounts theretofore eliminated, in accordance with an order issued by FERC, to reflect the amortization of the projected value of such asset at the end-of-life of the Facility.

         (3) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

         (4) "Agreement" or "PSA Agreement" means this Purchase and Sale Agreement together with the Schedules and Exhibits hereto, as the same may be amended from time to time.


                                     B-1-8

         (5) "Amendatory Agreement" means the 2001 Amendatory Agreement, dated as of the Effective Date, between the Seller and each of the Sponsors, substantially in the form of Exhibit J hereto.

         (6) "Ancillary Agreements" means the Assignment and Assumption Agreement, the Interconnection Agreement, each Amendatory Agreement, the Power Purchase Agreement, the Security Agreement and the Buyer's Post-Closing Decommissioning Trust Agreement, as the same may be amended from time to time.

         (7)      "ANI" means American Nuclear Insurers.

         (8) "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between the Seller and the Buyer, substantially in the form of Exhibit A hereto.

         (9) "Assumed Liabilities and Obligations" has the meaning set forth in Section 2.3.

         (10)     "Assumed Thrift Plans" has the meaning set forth in Section
                  6.8(h).

         (11) "Atomic Energy Act" means the Atomic Energy Act of 1954, as amended, or any successor statute.

         (12) "Benefit Plans" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program or (e) profit sharing, bonus, deferred compensation, incentive, severance, employee retention and hiring, supplemental employee retirement plan, or other benefit plan.

         (13) "Bill of Sale" means the Bill of Sale, substantially in the form of Exhibit B hereto, to be delivered at the Closing.

         (14) "Business Day" means any day other than Saturday, Sunday and any day on which banking institutions in the State of Vermont are authorized by law or other governmental action to close.

         (15)     "Buyer" has the meaning set forth in the preamble.

         (16)     "Buyer Indemnitee" has the meaning set forth in Section
                  9.1(b).


                                     B-1-9

         (17) "Buyer's Post-Closing Decommissioning Trust Agreement" means the decommissioning trust agreement between the Buyer and a trustee, in form and substance reasonably satisfactory to the Seller, pursuant to which the assets of the Decommissioning Funds to be transferred by the Seller at the Closing pursuant to Section 6.10 hereof will be held in trust for the ultimate Decommissioning of the Facility.

         (18) "Buyer's Required Regulatory Approvals" has the meaning set forth in Section 5.3(b).

         (19) "Byproduct Material" means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

         (20)     "Cash Purchase Price" has the meaning set forth in Section
                  3.2.

         (21)     "Closing" has the meaning set forth in Section 3.1.

         (22)     "Closing Adjustment" has the meaning set forth in Section
                  3.3(b).

         (23)     "Closing Date" has the meaning set forth in Section 3.1.

         (24) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the applicable rules and regulations thereunder.

         (25)     "Code" means the Internal Revenue Code of 1986, as amended.

         (26) "Commercially Reasonable Efforts" means efforts which are designed to enable a Party, directly or indirectly, to satisfy its obligations hereunder, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

         (27) "Confidentiality Agreement" means the Confidentiality Agreement, dated April 16, 2001, between the Seller and the Buyer.

         (28) "Decommissioning" means the complete retirement and removal of the Facility from service and the restoration of the Vernon Site, as well as any planning and administrative activities incidental thereto, including, without limitation, (a) the dismantlement, decontamination, storage and/or entombment of the Facility, in whole or in part, and any reduction or removal, whether before or after termination of the NRC license for the Facility, of radioactivity at the Vernon Site and (b) all activities necessary for the retirement, dismantlement and


                                     B-1-10
                  decontamination of the Facility to comply with all applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC's rules, regulations and orders thereunder, the NRC Licenses for the Facility and any related decommissioning plan and all applicable requirements of Vermont laws and regulations and other applicable laws.

         (29) "Decommissioning Expense" means a "specified liability or loss which is attributable to amounts incurred in the decommissioning of a nuclear power plant" (as that phrase is used in Section 172(f)(3) of the Code) or other expense incurred in Decommissioning.

         (30) "Decommissioning Funds" means the Qualified Decommissioning Fund and the Nonqualified Decommissioning Fund.

         (31) "Department of Energy" or "DOE" means the United States Department of Energy and any successor agency thereto.

         (32) "Department of Energy Decontamination and Decommissioning Fees" means all fees related to the Department of Energy's Special Assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Fund pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act and the Department of Energy's implementing regulations at 10 C.F.R.
                  Part 766, or any similar fees assessed under amended or superseding statutes or regulations applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy's gaseous diffusion enrichment facilities.

         (33) "Department of Justice" means the United States Department of Justice and any successor agency thereto.

         (34)     "Direct Claim" has the meaning set forth in Section 9.2(d).

         (35) "DOE Standard Contract" means the contract for Disposal of Spent Nuclear Fuel and/or High Level Radioactive Waste, No. DE-CR01-83NE4431, dated as of June 10, 1983 between the Department of Energy and the Seller.

         (36) "Easement Agreement" means, collectively, the Easement Agreement between VELCO and the Buyer in form and substance reasonably satisfactory to the Buyer.

         (37) "Easements" means, with respect to the Acquired Assets, the easements, licenses and access rights granted by the Buyer to VELCO pursuant to the Interconnection Agreement or that may be granted to VELCO pursuant to the Easement Agreement, or that may be granted in instruments conveying Real Property from


                                     B-1-11
                  the Seller to the Buyer, including, without limitation, easements authorizing access, use, maintenance, construction, repair, replacement, transmission line use and other activities by VELCO or the Buyer, as the case may be, all in form and substance reasonably satisfactory to the Buyer.

         (38) "Effective Date" has the meaning set forth in the Preamble hereto.

         (39) "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

         (40) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

         (41) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, zoning limitations, conservation easements, deed restrictions, easements, encumbrances and charges of any kind.

         (42) "Energy Reorganization Act" means the Energy Reorganization Act of 1974, as amended.

         (43) "Environment" means all soil, land surface or subsurface strata, real property, surface waters (including navigable waters, streams, ponds, drainage basins and wetlands), ground water, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life (including fish and all other aquatic life) and any other environmental medium, or natural resource.

         (44) "Environmental Claim" means any and all pending administrative or judicial actions, suits, orders, claims, liens, notices, notices of violation, investigations, complaints, requests for information, proceedings or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including, without limitation, any Governmental Authority, private person and citizens' group) based upon, alleging, asserting or claiming any actual or potential (a) violation of, or liability under, any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines or penalties arising out of, based on, resulting from or related to, the presence, Release or threatened Release into the Environment of any Hazardous Substances at any location related to the Acquired Assets, including, without limitation, any off-Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent for handling, storage, treatment or disposal.

         (45) "Environmental Clean-up Site" means any location which is listed on the National Priorities List or any comparable state list of sites requiring investigation or clean-


                                     B-1-12
                  up, or which is subject to any pending action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Laws.

         (46) "Environmental Condition" means the presence or Release into the Environment, whether at the Site or at an off-Site location, of Hazardous Substances, including, without limitation, any migration of those Hazardous Substances through air, soil or groundwater to or from the Site or any off-Site location regardless of when such presence or Release occurred or is discovered.

         (47) "Environmental Laws" means all applicable federal, state and local, civil and criminal laws, regulations or legal requirements relating to pollution or protection of the Environment, natural resources or public health and safety, including, without limitation, laws relating to Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances. "Environmental Laws" include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act (33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), Chapters 23, 47, 48, 49, 56, 59, 61,
                  123, 157 and 201 of Title 10 of the Vermont Statutes and all other state laws analogous to any of the above. Notwithstanding the foregoing, Environmental Laws do not include Nuclear Laws.

         (48) "Environmental Permit" means any federal, state or local permits, licenses, approvals, consents or authorizations required by any Governmental Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

         (49) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         (50)     "ERISA Affiliate" has the meaning set forth in Section 2.4(h).

         (51)     "ERISA Affiliate Plans" has the meaning set forth in Section
                  2.4(h).

         (52)     "Estimated Adjustment" has the meaning set forth in Section
                  3.3(b).

         (53)     "Estimated Closing Statement" has the meaning set forth in
                  Section 3.3(b).


                                     B-1-13

         (54) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (55)     "Excluded Assets" has the meaning set forth in Section 2.2.

         (56)     "Excluded Liabilities" has the meaning set forth in Section
                  2.4.

         (57) "Facility" means the nuclear generating station, facilities, equipment, supplies and improvements owned by the Seller and included in the Acquired Assets.

         (58)     "Federal Power Act" means the Federal Power Act, as amended.

         (59) "Federal Trade Commission" means the United States Federal Trade Commission and any successor agency thereto.

         (60) "FERC" means the United States Federal Energy Regulatory Commission and any successor agency thereto.

         (61) "FERC Order" means the Order for Interim Implementation for Services Rendered from July 1, 2001 in FERC Docket Nos. EC00-46-000, etc.

         (62) "Final Safety Analysis Report" or "FSAR" means the report, as updated, that is required to be maintained for VYNPS in accordance with the requirements of 10 C.F.R. Section 50.71(e).

         (63) "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit, substantially in the form of Exhibit C hereto.

         (64) "Good Utility Practices" means any of the practices, methods and activities approved by a significant portion of the electric utility industry in the United States as good practices applicable to nuclear generating facilities of similar design, size and capacity during the relevant time period or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent nuclear operator in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, expedition and applicable law and assuring safety and protection of the public. Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry.

         (65) "Governmental Authority" means any federal, state, local, provincial, foreign or other governmental, regulatory or administrative agency, commission, body, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.


                                     B-1-14

         (66)     "Guarantor" means Entergy Corporation.

         (67) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain polychlorinated biphenyls, (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law, and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law, excluding, however, any Nuclear Material to the extent regulated by Nuclear Laws.

         (68)     "High Level Waste" means (a) irradiated nuclear reactor fuel,
                  (b) liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or their equivalent, in a facility for reprocessing irradiated reactor fuel, (c) solids into which such liquid wastes have been converted, or (d) any other material containing radioactive nuclides in concentrations or quantities that exceed NRC requirements for classification as Low Level Waste.

         (69) "High Level Waste Repository" means a facility which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel and other High Level Waste in accordance with the requirements set forth in the Nuclear Waste Policy Act.

         (70) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations promulgated thereunder.

         (71) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         (72) "IBEW" means Local Union 300 of the International Brotherhood of Electrical Workers.

         (73) "IBEW Collective Bargaining Agreement" means at any given time either (i) the Agreement as to Wages, Working Conditions and Seniority between Vermont Yankee Nuclear Power Corporation and Local Union 300 International Brotherhood of Electrical Workers for term beginning June 27, 1997 and ending June 19, 2000, as supplemented by the Letter of Understanding titled "12 hour Shift" dated September 23, 1998 and the Letter of Understanding titled "New Working Hours" dated January 26, 1999, as extended to August 20, 2001 by the


                                     B-1-15

                  Agreement for Extension of Existing Labor Agreement, dated April 4, 2000, and the Memorandum of Understanding between VYNPC and IBEW 300, Unit 8, dated March 28, 2001, while in effect (the "Old IBEW Contract"), or (ii) the Agreement as to Wages, Working Conditions and Seniority between VYNPC and IBEW commencing on or after August 21, 2001, while in effect, or
                  (iii) if neither clause (i) nor (ii) applies, the then existing agreement or arrangement with the IBEW which is in effect.

         (74)     "Income Tax" means any federal, state, local or foreign Tax
                  (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

         (75)     "Indemnifiable Loss" has the meaning set forth in Section
                  9.1(a).

         (76)     "Indemnifying Party" has the meaning set forth in Section
                  9.1(c).

         (77) "Indemnitee" means a Buyer Indemnitee or a Seller Indemnitee, as the case may be.

         (78) "Independent Accounting Firm" means such independent accounting firm of national reputation as is mutually appointed by the Seller and the Buyer.

         (79) "Inspection" means all tests, reviews, examinations, inspections, investigations, verifications, samplings and similar activities conducted by the Buyer or its Representatives with respect to the Acquired Assets prior to the Closing.

         (80) "Intellectual Property" means all trade secrets, copyrights, copyright applications, patents, patent applications, patent rights, trademarks, trademark rights, trademark applications, trade names, service marks, service mark applications, inventions, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, proprietary processes, domain names, websites, source and object code and other intellectual property rights.

         (81) "Interconnection Agreement" means the Interconnection Agreement between VELCO and Buyer, substantially in the form of Exhibit D hereto.

         (82)     "Interim Period" has the meaning set forth in Section 6.1(a).

         (83) "Inventories" means the alternative fuel (non-Nuclear Fuel) inventories and the materials, spare parts, consumable supplies and chemical inventories relating to


                                     B-1-16
                  the operation of the Facility located at, or in transit to, the Site or identified in Schedule 4.13(b) hereto.

         (84) "IRS" means the United States Internal Revenue Service and any successor agency thereto.

         (85) "Knowledge" means the actual knowledge of the corporate officers, after reasonable inquiry of the specified Person charged with responsibility for the subject matter of the inquiry, at the date of this Agreement, or, with respect to any certificate delivered pursuant hereto, the date of delivery of the certificate.

         (86) "Liability" or "Liabilities" means any liability, responsibility or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including, without limitation, any liability for Taxes.

         (87) "Licensed Intellectual Property" means all Intellectual Property used in the operation of the Acquired Assets which Seller has licensed from third parties. All Licensed Intellectual Property is set forth in Schedule 1.1(87).

         (88) "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, all Remediation costs, fees of attorneys, accountants and other experts, or other expenses of litigation or proceedings or of any claim, default or assessment).

         (89) "Low Level Waste" means waste material, including mixed waste, which contains radioactive nuclides emitting primarily beta or gamma radiation, or both, in concentrations or quantities which exceed applicable federal or state standards for unrestricted release. Low Level Waste does not include waste containing more than ten (10) nanocuries of transuranic contaminants per gram of material, Spent Nuclear Fuel, or material classified as either High Level Waste or waste which is unsuited for disposal by near-surface burial under any applicable federal regulations. Notwithstanding the foregoing, the Seller's spare low pressure turbine assembly does not constitute Low Level Waste.

         (90) "Material Adverse Effect" means when used in connection with any Party, any change, effect, event, occurrence or state of facts materially adversely affecting the operations of the Acquired Assets and (a) that could reasonably be expected to require the expenditures within three years following the Effective Date of singly in excess of $1,000,000, or in excess of $2,500,000 in the aggregate or (b) that prevents, or would reasonably be likely to prevent, a Party from performing any of its material obligations under this Agreement or the consummation of the transactions contemplated hereby; provided that any such change, effect, event,


                                     B-1-17
                  occurrence or state of facts that is cured prior to the Closing at the expense of such affected Party shall not be considered a Material Adverse Effect; and provided, further, that Material Adverse Effect shall not include any such change, effect, event, occurrence or state of facts (individually or taken together) generally affecting the international, national, regional or local electric industry as a whole or nuclear generating facilities or their operations or operators as a whole which does not affect the Acquired Assets or the Parties in any manner or degree significantly different from the industry as a whole, including, without limitation, (a) changes in wholesale or retail markets for electric power or fuel used in connection with the Acquired Assets, (b) changes (individually or taken together) in the North American, national, regional, or local electric transmission systems or operations thereof or (c) any change or effect resulting from action or inaction by a Governmental Authority with respect to an independent system operator or retail access in Vermont.

         (91) "Mortgage Indentures" means the First Mortgage Indenture, dated as of October 1, 1970, as amended, between the Seller and The Chase Manhattan Bank, as successor trustee, and the Second Mortgage, Fixture Filing and Security Agreement and the Security Agreement, both dated as of August 13, 2001 and between the Seller and The Bank of New York, as Agent Bank.

         (92) "National Labor Relations Board" means the United States National Labor Relations Board and any successor agency thereto.

         (93)     "NEIL" means Nuclear Electric Insurance Limited.

         (94) "NEPOOL" means the New England Power Pool, established by the NEPOOL Agreement, or its successor.

         (95) "NEPOOL Agreement" means the agreement establishing NEPOOL, dated September 1, 1971, as amended by the Restated NEPOOL Agreement filed with FERC on December 31, 1996, as finally approved by FERC and as further amended from time to time.

         (96) "Nonqualified Decommissioning Fund" means the external trust fund, that does not meet the requirements of Code Section 468A and Treas. Reg. Section 1.468A-5, maintained by the Seller with respect to the Facility prior to the Closing pursuant to the Seller's Decommissioning Trust Agreement.

         (97) "Non-Transferred Employees" means employees of the Seller who do not accept an offer of employment from the Buyer.

         (98) "Non-Union Employee" means any employee of the Seller employed as of the Closing Date who provides services with respect to the Acquired Assets and is not


                                     B-1-18
                  in a bargaining unit represented by the IBEW or any other properly recognized or certified collective-bargaining representative.

         (99) "NRC" means the United States Nuclear Regulatory Commission and any successor agency thereto.

         (100) "NRC Licenses" means any and all licenses, permits, approvals or other official acts by the NRC on the basis of which the Seller is authorized to own, possess and operate the Facility and Nuclear Material prior to the Closing Date, including, without limitation, the Operating License No. DPR-28, granted to the Seller by the Atomic Energy Commission, the predecessor of the NRC, which expires on March 21, 2012.

         (101) "Nuclear Fuel" means all fuel assemblies in the Facility reactor on the Closing and any irradiated fuel assemblies that have been temporarily removed from the Facility reactor as of the Closing and all unirradiated fuel assemblies awaiting insertion into the Facility reactor, as well as all fuel assembly constituents (including uranium in any form and separative work units) in any stage of the fuel cycle which are in the process of fabrication for use in the Facility, which are owned by the Seller on the Closing Date or which have been paid for by the Seller prior to the Closing.

         (102) "Nuclear Insurance Policies" means the insurance policies set forth in Schedule 1.1(102).

         (103) "Nuclear Laws" means all applicable federal, state and local, civil and criminal laws, regulations, rules, and other legal requirements relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Material; the regulation of Low Level Waste and High Level Waste; the transportation and storage of Nuclear Material; the regulation of Safeguards Information; the regulation of nuclear fuel; the enrichment of uranium; the disposal and storage of High Level Waste and Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and, as applicable, the antitrust laws and the Federal Trade Commission Act to specified activities or proposed activities of certain licensees of commercial nuclear reactors, but shall not include Environmental Laws. "Nuclear Laws" include the Atomic Energy Act, the Price-Anderson Act, the Energy Reorganization Act, Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 - 351; 96 Stat. 1663), the Foreign Assistance Act of 1961 (22 U.S.C. Section 2429 et seq.), the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section 3201), the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 2021b et seq.), the Nuclear Waste Policy Act, the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d,
                  471), and the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et


                                     B-1-19
                  seq.), any Vermont laws analogous to the foregoing and the NRC rules and all rules, regulations and orders promulgated or issued under any of the foregoing.

         (104) "Nuclear Material" means Source Material, Special Nuclear Material, Low Level Waste, High Level Waste, Byproduct Material and Spent Nuclear Fuel.

         (105) "Nuclear Waste Fund" means the fund established by the Department of Energy under the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel and/or High Level Waste are deposited.

         (106) "Nuclear Waste Policy Act" means the Nuclear Waste Policy Act of 1982, as amended.

         (107) "Owned Intellectual Property" means all Intellectual Property the Seller has ownership of used in the operation of the Acquired Assets. All Owned Intellectual Property is set forth in Schedule 2.1(j).

         (108) "Party" (and the corresponding term "Parties") has the meaning set forth in the preamble.

         (109)    "Permits" has the meaning set forth in Section 4.17(a).

         (110) "Permitted Encumbrances" means (a) the Easements, (b) those exceptions to title to the Acquired Assets listed in part A of
                  Schedule 4.7 with respect to the Real Property, or listed in part B of Schedule 4.7 with respect to Tangible Personal Property, (c) with respect to any date before the Closing, Encumbrances created by the Mortgage Indentures, (d) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent, or the validity of which is being contested in good faith by appropriate proceedings, provided that the aggregate amount being so contested does not exceed $500,000, subject to Proration as provided herein, (e) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or the validity of which is being contested in good faith, and which do not, individually or in the aggregate, exceed $500,000; provided that Seller shall use commercially reasonable efforts to attempt to cause the company issuing the title insurance policy under the Title Commitment to omit such liens from the title insurance policy referred to in Section 7.1(h), (f) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities which do not, individually or in the aggregate, materially detract from the value of the Acquired Assets as currently used or materially interfere with the present use or operation of the Acquired Assets and neither secure indebtedness nor,


                                     B-1-20
                  individually or in the aggregate, result in a Material Adverse Effect, (g) such easements or claims of easements not shown by the public records, boundary line disputes (other than the boundary line dispute identified in Special Exception 44 of
                  Schedule 4.7 hereto), overlaps, encroachments and any other matters not of record disclosed in the surveys delivered pursuant to Section 4.13(a), and (h) such minor liens, imperfections in or failure of title, charges, easements, leases, licenses, restrictions, Encumbrances and defects in title including additional survey matters of a type referred to in clause (g), above, which do not, individually or in the aggregate, materially detract from the value of the Acquired Assets as currently used or materially interfere with the present use or operation of the Acquired Assets and neither secure indebtedness nor, individually or in the aggregate, result in a Material Adverse Effect.

         (111) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or Governmental Authority.

         (112) "Post-Closing Adjustment" has the meaning set forth in Section 3.3(c).

         (113) "Post-Closing Statement" has the meaning set forth in Section 3.3(c).

         (114) "Power Purchase Agreement" or "PPA" means the Power Purchase Agreement between VYNPC and the Buyer, in the form of Exhibit E hereto.

         (115) "Price-Anderson Act" means Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act.

         (116)    "Private Letter Ruling Requests" is defined in Section 6.16.

         (117) "Proposed Post-Closing Adjustment" has the meaning set forth in Section 3.3(c).

         (118) "Proprietary Information" of a Party means all information about the Party or its Affiliates, including their respective properties or operations, furnished to the other Party or its Representatives by the Party or its Representatives, after the Effective Date, regardless of the manner or medium in which it is furnished, including information provided to a Party pursuant to the Confidentiality Agreement. Proprietary Information does not include information that (a) is or becomes generally available to the public (other than as a result of a disclosure by the other Party or its Representatives in violation of a confidentiality agreement),
                  (b) was available to the other Party on a nonconfidential basis prior to its disclosure by the Party or its Representatives, (c) becomes available to the other Party on a nonconfidential basis from a Person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement with the Party or its Representatives, or is not otherwise under any obligation to the


                                     B-1-21

                  Party or any of its Representatives not to transmit the information to the other Party or its Representatives, or (d) is independently developed by the other Party.

         (119)    "Purchase Price" has the meaning set forth in Section 3.2.

         (120) "Qualified Decommissioning Fund" means the external trust fund that meets the requirements of Section 468A of the Code and Treas. Reg. Section 1.468A-5 created pursuant to the Seller's Decommissioning Trust Agreement and maintained by the Seller with respect to the Facility prior to the Closing.

         (121)    "Real Property" has the meaning set forth in Section 4.13(a).

         (122)    "Receiving Party" has the meaning set forth in Section 6.7(f).

         (123)    "Real Property Agreements" has the meaning set forth in
                  Section 4.8.

         (124) "Refueling Outage" means the refueling outage number RFO 23 for VYNPS currently scheduled to commence in October, 2002, including the refueling of VYNPS and the performance of certain maintenance, inspection and other work in connection therewith.

         (125) "Release" means any actual spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment.

         (126) "Remediation" means action of any kind to address a Release, the threat of a Release or the presence of Hazardous Substances at the Site or an off-Site location, including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Site or an off-Site location: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Site or an off-Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of remedial or removal actions on the Site or an off-Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or groundwater, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence or Release of Hazardous Substances at the Site or an off-Site location.


                                     B-1-22

         (127)    "Replacement Welfare Plans" has the meaning set forth in
                  Section 6.8(g).

         (128) "Representatives" of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners and advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives).

         (129)    "Requested Rulings" has the meaning set forth in Section 6.16.

         (130) "Required Capital Expenditure Amount" shall mean the aggregate amount to be spent for each capital project in the years 2001 and 2002, as set forth in Schedule 3.3(a)(ii).

         (131) "Safeguards Information" means information not otherwise classified as national security information or restricted data under NRC's regulations which specifically identifies an NRC licensee's detailed (a) security measures for the physical protection of Special Nuclear Material or (b) security measures for the physical protection and location of certain plant equipment vital to the safety of production or utilization Facility.

         (132) "SEC" means the United States Securities and Exchange Commission and any successor agency thereto.

         (133) "Security Agreement" means the Security Agreement, dated as of the Closing Date, between the Buyer, as secured party, and the Seller, as grantor, creating a security interest in the Amendatory Agreements and the power payments due under the Amendatory Agreements, in form satisfactory to the Parties, substantially in the form of Exhibit K hereto.

         (134)    "Seller" has the meaning set forth in the preamble.

         (135)    "Seller Indemnitee" has the meaning set forth in Section
                  9.1(a).

         (136) "Seller's Agreements" means those contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Acquired Assets as more particularly described in Section 4.15(a) and those entered into after the date hereof by the Seller in accordance with this Agreement and any others which singly involve less than $25,000 and in the aggregate involve no more than $500,000.

         (137) "Seller's Decommissioning Trust Agreement" means the Indenture of Trust, dated as of March 11, 1988, as amended, between the Seller and The Bank of New York, as successor trustee.

         (138)    "Seller's Defined Benefit Plans" has the meaning set forth in
                  Section 6.8(i).


                                     B-1-23

      (139) "Seller's Required Regulatory Approvals" has the meaning set forth in Section 4.3(b).

      (140) "Seller's Retiree Welfare Plans" has the meaning set forth in
            Section 6.8(j).

      (141) "Site" means the parcels of land included in the Real Property (described in Schedule 2.1(a)). Any reference to any Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site, and any reference to items "at the Site" shall include all items "at, on, in, upon, over, across, under and within" the Site. "Vernon Site" means those parcels located in Vernon, Vermont and "Brattleboro Site" means those parcels located in Brattleboro Vermont.

      (142) "Source Material" means (a) uranium or thorium, or any combination thereof, in any physical or chemical form or (b) ores which contain by weight one-twentieth of one percent (0.05%) or more of (i) uranium, (ii) thorium, or (iii) any combination thereof. Source Material does not include Special Nuclear Material.

      (143) "Special Nuclear Material" means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be "Special Nuclear Material." Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes.

      (144) "Spent Nuclear Fuel" means nuclear fuel that has been permanently withdrawn from a nuclear reactor following irradiation. Spent Nuclear Fuel includes Special Nuclear Material, Byproduct Material, Source Material, greater than C Class waste and other radioactive materials or components associated with nuclear fuel assemblies.

      (145) "Spent Nuclear Fuel Fees" means those fees assessed on electricity generated by VYNPS pursuant to the DOE Standard Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961, as the same may be amended from time to time.

      (146) "Sponsors" means, collectively, the sponsoring shareholders of the Seller listed in Schedule 1.1(146), and "Sponsor" means an individual sponsoring shareholder of the Seller listed in Schedule 1.1(146).

      (147) "Switchyards" means the switchyard facilities and substation facilities and support equipment within the 115kV and the 345kV substations located on the Site, excluding the equipment therein owned by VELCO.

      (148) "Tangible Personal Property" has the meaning set forth in Section 2.1(c).


                                     B-1-24

      (149) "Tax Basis" means the adjusted tax basis determined for federal income tax purposes under Code Section 1011(a).

      (150) "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including, without limitation, income, excise, real or personal property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto, but excluding any payments related to the Texas Compact.

      (151) "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes, including amendments thereto.

      (152) "Technical Specifications" means the technical specifications included in the NRC Licenses for VYNPS in accordance with the requirements of 10 C.F.R. Section 50.36.

      (153) "Termination Date" has the meaning set forth in Section 10.1(b).

      (154) "Texas Compact" means the Texas Low-Level Radioactive Waste Disposal Compact Consent Act, P.L. 105-236, 112 Stat. 1542, as implemented by the Vermont General Assembly in 10 VSA c. 162.

      (155) "Third Party Claim" has the meaning set forth in Section 9.2(a).

      (156) "Title Commitment" means the title insurance commitment attached as
            Exhibit I hereto.

      (157) "Transferable Permits" means those Permits including Environmental Permits that may be transferred by the Seller either (i) without a filing with, or notice to, consent or approval of any Governmental Authority or (ii) with a filing with, or notice to, consent or approval of any Governmental Authority. Schedule 1.1(157) sets forth all such Transferable Permits.

      (158) "Transferred Employee Records" means all records related to Transferred Employees, including, without limitation, the following information: (a) skill and development training, (b) biographies,
            (c) seniority histories, (d) salary and benefit information, (e) Occupational, Safety and Health Administration reports, (f) active medical restriction forms, (g) fitness for duty, and (h) disciplinary actions.


                                     B-1-25

      (159) "Transferred Employees" means any employees of the Seller who accept offers of employment from the Buyer.

      (160) "Transferred Non-Union Employees" means employees of the Seller who accept offers of employment from the Buyer and are not in a VYNPC unit represented by a union that has been properly recognized or certified.

      (161) "Transferred Union Employees" means employees of the Seller who accept offers of employment from the Buyer who are in a VYNPC unit represented by a union that has been properly recognized or certified.

      (162) "Transition Committee" has the meaning set forth in Section
            6.1(b).

      (163) "Trustee" means, as the case may be, prior to the Closing the trustee of the Decommissioning Funds appointed by the Seller pursuant to the Seller's Decommissioning Trust Agreement.

      (164) "Union Employee" means any employee of the Seller employed as of the Closing Date who provides services with respect to the Acquired Assets and is in a VYNPC bargaining unit represented by a union.

      (165) "VEBA" means a trust which constitutes a "Voluntary Employees' Beneficiary Association" as defined in (and qualified as tax-exempt under) Section 501(c)(9) of the Code.

      (166) "VELCO" means Vermont Electric Power Company, Inc.

      (167) "Vermont Yankee Spent Fuel Disposal Trust" means the trust (including the assets thereof) formed by the Indenture of Trust, dated as of February 2, 1998, between the Seller and The Bank of New York, as supplemented and amended from time to time in form and substance reasonably satisfactory to the Buyer.

      (168) "VTDPS" means the Vermont Department of Public Service and any successor agency thereto.

      (169) "VTPSB" means the Vermont Public Service Board and any successor agency thereto.

      (170) "VYNPC" has the meaning set forth in the preamble.

      (171) "VYNPS" has the meaning set forth in the preamble.

      (172) "WARN Act" means the federal Worker Adjustment Retraining and Notification Act of 1988, as amended.


                                     B-1-26

      1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term "includes" or "including" shall mean "including without limitation." References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.

                                   ARTICLE II
                                PURCHASE AND SALE

      2.1 Transfer of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Seller will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase, assume and acquire from the Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the Seller's right, title and interest immediately prior to the Closing in and to all of the properties and assets constituting or used in the operation of the Facility on or prior to the Closing Date (collectively, "Acquired Assets"), including, without limitation:

            (a) The Real Property, including, without limitation, all buildings, the Facility, the Switchyards and other improvements thereon, described in
Schedule 2.1(a), and all rights arising out of the ownership thereof or appurtenant thereto, including, without limitation, rights of ingress and egress;

            (b) All Inventories and Nuclear Fuel wherever located and all Spent Nuclear Fuel and other Nuclear Materials located at the Site to which Seller has title;

            (c) All machinery, mobile or otherwise, equipment (including, without limitation, computer hardware and software and communications equipment used for internal corporate purposes or emergency plan purposes), vehicles, tools, spare parts, fixtures, furniture and furnishings, work-in-process, emergency plan supplies and equipment wherever located, and other personal property owned by the Seller, and all of Seller's rights in any leased personal property, relating to or used in the operation or maintenance of the Facility, other than property constituting part of the Excluded Assets (collectively, "Tangible Personal Property");

            (d) Subject to the provisions of Sections 2.4(c) and 6.4(c), all the Seller's Agreements (other than the Seller's Agreements listed on Schedule 2.3(a));

            (e) Subject to the provisions of Sections 2.4(c) and 6.4(c), all Real Property Agreements;

            (f) All Transferable Permits (but with respect to Transferable Permits referred to in clause (ii) of Section 1.1(157), only to the extent such Transferable Permits can be assigned


                                     B-1-27
by the Seller to the Buyer through the exercise by the Seller of Commercially Reasonable Efforts);

            (g) Except as provided in Schedule 2.1(g), all documents, correspondence, books, records, employee records (including Transferred Employee records and Benefit Plan records), medical records, operating, safety and maintenance manuals, inspection reports, drawings, models, engineering designs, blueprints, as-built plans, specifications, procedures, studies, reports, quality assurance records, purchasing records and equipment repair, data, safety, maintenance or service records of the Seller relating to the design, construction, licensing, regulation, operation or Decommissioning of the Facility and the other Acquired Assets, and all other similar items of Seller, which documents are in the possession or control of the Seller, wherever located and whether existing in hard copy or magnetic or electronic form, (including, without limitation, all rights in and licenses or other right to use such documents owned by other Persons and licensed and held for use by Seller) subject to the right of the Seller to retain copies of same for its own use;

            (h) All unexpired, transferable warranties and guarantees from third parties with respect to any item of Real Property or personal property constituting part of the Acquired Assets to the extent such warranties and guarantees are transferable by the Seller;

            (i) The name "Vermont Yankee Nuclear Power Station";

            (j) All Owned Intellectual Property, described in Schedule 2.1(j), relating primarily to, or used in the operation of, the Acquired Assets; provided that the Seller shall retain an irrevocable, perpetual, non-exclusive, and fully paid-up license to use such Owned Intellectual Property; provided, further, that each Party shall have no obligation following the Closing to provide the other Party with any updates, maintenance or technical support with respect to such Owned Intellectual Property;

            (k) The assets comprising the Decommissioning Funds, including all income, interest and earnings accrued thereon, together with all related Tax, accounting and other records, including, without limitation, records necessary to determine the Tax Basis of each asset in the Decommissioning Funds;

            (l) All Nuclear Insurance Policies to the extent transferable and the rights to proceeds from insurance policies for coverage of Acquired Assets and Assumed Liabilities and Obligations, excluding, however, (i) any rights to receive premium refunds, distributions and continuity credits with respect to periods prior to the Closing pursuant to the ANI nuclear industry credit rating plan and (ii) the Seller's account balance with respect to its membership in NEIL accrued up to the Closing;

            (m) All rights in and to any causes of action against third parties (including indemnification and contribution) relating to any of the Acquired Assets or Assumed Liabilities and Obligations, or any portion thereof, if any, including any claims for refunds, prepayments,


                                     B-1-28
offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating to the Acquired Assets or Assumed Liabilities and Obligations, other than any such rights relating solely to Excluded Assets or Excluded Liabilities;

            (n) Subject to Section 6.11(b), any claims of the Seller related to the Department of Energy's defaults under the DOE Standard Contract accrued as of the Closing, whether relating to periods prior to or following the Closing, excluding such claims as may relate to the one-time fee with respect to fuel used to generate electricity prior to April 7, 1983;

            (o) All funds held by any third party in connection with the Texas Compact, including those funds held by the State of Vermont with respect to the Texas Low Level Radioactive Waste Disposal Compact pursuant to Vermont Title 10, Ch. 162, Section 7067;

            (p) Subject to Section 2.2(k), the assets funding the Seller's Benefit Plans that are assumed by the Buyer pursuant to Section 6.8; and

            (q) All licenses for the Licensed Intellectual Property, including any related maintenance agreements for such Licensed Intellectual Property.

      2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as conferring on the Buyer, and the Buyer is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Acquired Assets, but which are hereby specifically excluded from the sale and the definition of Acquired Assets herein (the "Excluded Assets"):

            (a) Certificates of deposit, shares of stock, securities, bonds, debentures, debt instruments and interests in joint ventures, partnerships, limited liability companies and other entities (including, without limitation, the Seller's member account balances with NEIL), except the assets comprising the Decommissioning Funds, the funds referred to in Section 2.1(o), and, subject to Section 2.1(p), the assets funding the Seller's Benefit Plans that are assumed by the Buyer pursuant to Section 6.8;

            (b) All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, property, payroll or other Tax receivables, except the assets comprising the Decommissioning Funds, the funds referred to in Section 2.1(o), and, subject to Section 2.1(p), the assets funding the Seller's Benefit Plans that are assumed by the Buyer pursuant to Section 6.8;

            (c) All rights to premium refunds made after the Closing under any insurance policies of the Seller, including (i) any rights to receive premium refunds, distributions and continuity credits with respect to periods prior to the Closing Date pursuant to the ANI nuclear industry credit rating plan and
(ii) the Seller's account balance with respect to its membership in NEIL accrued up to the Closing;


                                     B-1-29

            (d) All claims for refunds of Department of Energy Decontamination and Decommissioning Fees paid by the Seller;

            (e) All tariffs, agreements and arrangements to which the Seller is a party for the sale of electric capacity and/or energy or ancillary services and which are set forth in Schedule 2.2(e);

            (f) Any asserted or unasserted rights or claims that relate to the Excluded Assets or the Excluded Liabilities;

            (g) Any rights that accrue or will accrue to the Seller under this Agreement;

            (h) Except as disclosed in Schedule 4.15(a), any and all of the Seller's rights in any contract representing an intercompany transaction between the Seller and an Affiliate of the Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like, and which are listed in Schedule 2.2(h);

            (i) The Vermont Yankee Spent Fuel Disposal Trust and claims of the Seller related or pertaining to the Department of Energy's defaults under the DOE Standard Contract to the extent applicable to the one-time fee with respect to fuel used to generate electricity prior to April 7, 1983;

            (j) The name "Vermont Yankee Nuclear Power Corporation" and any related or similar trade names, trademarks, service marks, corporate names or logos, and any part, derivative or combination thereof, except "Vermont Yankee Nuclear Power Station";

            (k) That portion of the assets funding the Seller's Benefit Plans that is necessary to fully fund the benefits for those employees remaining in the employ of the Seller after the Closing;

            (l) Any attorney-client privilege between the Seller and any counsel representing the Seller in connection with the negotiation, preparation, execution and delivery of and closing under this Agreement and all matters arising from or relating to this Agreement and the transactions contemplated hereby, and all attorney work product associated therewith; and

            (m)   The Seller's Agreements set forth in Schedule 2.3(a).

      2.3 Assumed Liabilities and Obligations. On the Closing Date, the Buyer shall deliver to the Seller the Assignment and Assumption Agreement pursuant to which the Buyer shall assume and agree to discharge when due, all of the following Liabilities of the Seller (collectively, "Assumed Liabilities and Obligations"):

            (a) All Liabilities of the Seller accruing on or after the Closing under (i) the Seller's Agreements (except as set forth in Schedule 2.3(a)), the Real Property Agreements and


                                     B-1-30
the Transferable Permits in accordance with the terms thereof (including post-closing continuing Liabilities imposed on Seller by any third party in connection with obtaining consents pursuant to Section 6.4(a)), (ii) the contracts, agreements, personal property leases, commitments, understandings or instruments entered into by the Seller with respect to the Acquired Assets and disclosed on other schedules to this Agreement (other than any schedule specifically excluding any such agreements), (iii) the contracts, agreements, personal property leases, commitments, understandings or instruments entered into by the Seller with respect to the Acquired Assets after the date hereof consistent with the terms of Section 6.1 hereof, and (iv) the Acquired Assets (except to the extent any Liabilities related to such Acquired Assets are Excluded Liabilities), except in each case to the extent such Liabilities, but for a breach or default by the Seller or a related waiver or extension, would have been paid, performed or otherwise discharged on or prior to the Closing or to the extent the same arise out of any such breach or default or related waiver or extension or out of any event which after the giving of notice would constitute a default by the Seller;

            (b) All Liabilities (except for Excluded Liabilities) under or related to Environmental Laws or the common law with respect to the Acquired Assets;

            (c) All Liabilities associated with the Acquired Assets in respect of Taxes for which the Buyer is liable pursuant to Section 3.5 hereof;

            (d) All Liabilities with respect to the Transferred Employees on and after the Closing for which the Buyer is responsible pursuant to Section 6.8;

            (e) With respect to the Acquired Assets, any Tax that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Acquired Assets on or after the Closing, except for any Income Taxes attributable to income received by the Seller or any Taxes allocated to the Seller in Section 6.17;

            (f) All Liabilities of the Seller in respect of (i) the Decommissioning of the Facility following permanent cessation of operations,
(ii) the management, storage, transportation and disposal of Spent Nuclear Fuel located at the Site (other than that excluded pursuant to Section 2.4(m) and as provided in Section 6.11), (iii) the Texas Compact and (iv) any other post-shut-down disposition of the Facility or any other of the Acquired Assets;

            (g) Except as provided in Sections 2.4(m) and 2.4(n) and except for the Seller's obligations set forth in Sections 6.11 and 6.12, all Liabilities arising under or relating to Nuclear Laws or relating to any claim in respect of Nuclear Material arising out of the ownership or operation of the Acquired Assets whether occurring prior to, on or after the Closing, including liabilities or obligations arising out of or resulting from an "extraordinary nuclear occurrence," "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Site, or any other licensed nuclear reactor site in the United States, including, without limitation, liability for any deferred premiums assessed in connection with such a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective


                                     B-1-31
rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act, 10 C.F.R. Part 140, and 10 C.F.R. Section 50.54(w);

            (h) All Liabilities under the NRC Licenses relating to the period after the Closing imposed by the NRC;

            (i) All Liabilities of Seller for any Price Anderson Act secondary financial protection retrospective premium obligations for (i) the Seller's nuclear worker Liability attributable to employment on or prior to the Closing Date or (ii) for any third-party nuclear Liability arising out of any nuclear incident on or prior to the Closing Date (it being agreed that if the Seller is unable to cause the assignment of all or any part of such retrospective premium obligations, the Seller shall remain primarily liable for such obligations and the Buyer shall indemnify the Seller therefor pursuant to Section 9.1); and

            (j) All Liabilities of the Seller for retrospective premium obligations under the Seller's NEIL nuclear property insurance policies arising out of any occurrence prior to the Closing Date (it being agreed that if the Seller is unable to cause the assignment of all or any part of such retrospective premium obligations, the Seller shall remain primarily liable for such obligations and the Buyer shall indemnify the Seller therefor pursuant to
Section 9.1).

      2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to impose on the Buyer, and the Buyer shall not assume or be obligated to pay, perform or otherwise discharge any Liabilities of the Seller that are not expressly identified in
Section 2.3 as Assumed Liabilities and Obligations, including, without limitation, the following excluded Liabilities (the "Excluded Liabilities"):

            (a) Any Liabilities of the Seller in respect of, or otherwise arising from the operation or use of, any Excluded Assets or other assets of the Seller which are not Acquired Assets;

            (b) Any Liabilities in respect of Taxes attributable to the ownership, operation or use of Acquired Assets for taxable periods, or portions thereof, ending on or before the Closing, except for Taxes for which the Buyer is liable pursuant to Sections 3.5 or 6.17(a) hereof;

            (c) Any Liabilities of the Seller accruing under any of the Seller's Agreements or Real Property Agreements prior to the Closing and any Liabilities of the Seller under the Seller's Agreements listed in Schedule 2.3(a);

            (d) Any fines, penalties or costs imposed by a Governmental Authority with respect to the Acquired Assets or any Permits or Environmental Permits or NRC Licenses accruing prior to the Closing, including without limitation those relating to (i) any investigation, proceeding, request for information, or inspection arising out of the acts or omissions of the


                                     B-1-32

Seller or its employees, agents or contractors occurring on or prior to the Closing or (ii) any illegal acts, willful misconduct or gross negligence of the Seller or its employees, agents or contractors;

            (e) Any payment obligations of the Seller for goods delivered or services rendered prior to the Closing, including, without limitation, rental or lease payments pursuant to the Real Property Agreements and any leases relating to Tangible Personal Property;

            (f) Any Liability arising under or related to Environmental Laws or the common law, whether such Liability is known or unknown, contingent or accrued (whether or not arising or made manifest before the Closing Date or on or after the Closing Date), arising as a result of, in connection with or allegedly caused by, the disposal, treatment, storage, transportation, discharge, Release or recycling, or arrangement of such activities, of Hazardous Substances off-Site prior to the Closing;

            (g) Any Liabilities to third parties (including employees) for personal injury or tort arising out of the ownership or operation of the Acquired Assets prior to the Closing, whether or not such Liability arose or was made manifest prior to the Closing;

            (h) Subject to Section 6.8, any Liabilities relating to any Benefit Plan established or maintained by the Seller, or any employee benefit plan as defined in Section 3(3) of ERISA and maintained by any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with the Seller under
Section 414 (b) , (c) , (m) or (o) of the Code ("ERISA Affiliate") or to which the Seller or any ERISA Affiliate contributed (the "ERISA Affiliate Plans"), including any multi-employer plan contributed to at any time by the Seller or any ERISA Affiliate, or any multi-employer plan to which the Seller or any ERISA Affiliate is or was obligated at any time to contribute, including, without limitation, any such Liability (i) relating to benefits payable under any Benefit Plans, (ii) relating to the PBGC under Title IV of ERISA, (iii) relating to a multi-employer plan, (iv) with respect to noncompliance with the notice and benefit continuation requirements of COBRA, (v) with respect to any noncompliance with ERISA or any other applicable laws, or (vi) with respect to any suit, proceeding or claim which is brought against Buyer, any Benefit Plan, ERISA Affiliate Plan, or any fiduciary or former fiduciary of any such Benefit Plan or ERISA Affiliate Plan;

            (i) Subject to Section 6.8, any Liabilities relating to the employment or termination of employment, including discrimination, wrongful discharge, unfair labor practices, the constructive termination by the Seller of any individual or any similar or related claim or cause of action, arising or related to the period prior to the Closing, except to the extent such Liabilities result from the conduct of the Buyer;

            (j) Except as provided in Section 6.8, any obligations for wages, overtime, employment Taxes, severance pay, transition payments in respect of compensation or similar benefits or similar claims or causes of action accruing or arising at or prior to the Closing under


                                     B-1-33
any term or provision of any contract, plan, instrument or agreement relating to any of the Acquired Assets;

            (k) Any Liability of the Seller arising out of a breach by the Seller of any of its obligations under this Agreement or the Ancillary Agreements;

            (l) Any obligation of the Seller to indemnify a Buyer Indemnitee under this Agreement;

            (m) Any Liability of the Seller under the DOE Standard Contract with respect to the one-time fee for fuel burned prior to April 7, 1983;

            (n) Any Liability for assessments for Department of Energy Decontamination and Decommissioning Fees relating to Nuclear Fuel purchased and consumed at the Facility and accrued prior to the Closing; and

            (o) Any Liability which is or would be required to be accrued on a balance sheet as of the Closing, prepared in accordance with generally accepted accounting principles, other than those Liabilities which are expressly set forth as Assumed Liabilities and Obligations in Section 2.3.

                                   ARTICLE III
                                   THE CLOSING

      3.1 Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VII of this Agreement, the sale, assignment, conveyance, transfer and delivery of the Acquired Assets to the Buyer, the payment of the Cash Purchase Price to the Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the "Closing") (except for obligations specifically contemplated hereby to be completed after the Closing), to be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110, at 10:00 a.m. local time, or another mutually acceptable time and location, on the date that is fifteen (15) Business Days following the date on which the last of the conditions precedent to Closing set forth in Article VII of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist but in any event not after the Termination Date, unless the Parties mutually agree on another date. The date of Closing is hereinafter called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

      3.2 Purchase Price; Payment. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the Seller's sale, assignment, conveyance, transfer and delivery of the Acquired Assets to the Buyer, at the Closing the Buyer will (a) pay or cause to be paid to the Seller (A) an aggregate amount of One Hundred Sixteen Million One Hundred Sixty-Nine Thousand Forty-Nine Dollars ($116,169,049) for the Acquired Assets (other than the Seller's Nuclear Fuel and Inventories), (B) an aggregate amount of


                                     B-1-34

Thirty-Five Million One Hundred Seven Thousand Eight Hundred Forty-Four Dollars ($35,107,844) for the Seller's Nuclear Fuel (being the estimated Adjusted Book Value of such Nuclear Fuel as of the Closing), and (C) an aggregate amount of Twenty-Eight Million Seven Hundred Twenty-Three Thousand One Hundred Seven Dollars ($28,723,107) for the Seller's Inventories (being the estimated Adjusted Book Value of such Inventories as of the Closing), plus or minus any adjustments pursuant to the provisions of this Agreement (as so adjusted, the "Cash Purchase Price"), in immediately available funds denominated in U.S. dollars in accordance with written instructions of the Seller given to the Buyer at least three (3) Business Days prior to the Closing, and (b) assume the Assumed Liabilities and Obligations specified in Section 2.3 (the sum of the Cash Purchase Price and the Assumed Liabilities and Obligations is referred to herein collectively as the "Purchase Price").

      3.3   Adjustment to Cash Purchase Price.

            (a) Subject to Section 3.3(b), at the Closing, the Cash Purchase Price shall be adjusted, without duplication, to account for the items set forth in this Section 3.3(a):

                  (i) The Cash Purchase Price shall be adjusted to account for the items prorated as of the Closing pursuant to Section 3.5.

                  (ii) If, during the period from the Effective Date and the Closing, the Seller fails to spend the Required Capital Expenditure Amount designated for any capital project set forth in Schedule 3.3(a)(ii), then the Cash Purchase Price shall be decreased by an amount equal to the difference between (A) the Required Capital Expenditure Amount for each such capital project for which the Seller has not spent at least the Required Capital Expenditure Amount and (B) the amount of capital expenditures made by the Seller for such capital project on or after the Effective Date through the Closing, provided that the Required Capital Expenditure Amount for each such capital project scheduled for 2002 shall be pro rated for the number of days of the quarter allocated to such project in Schedule 3.3(a)(ii) elapsed prior to the Closing divided by the total number of days in each such quarter.

                  (iii) The Cash Purchase Price shall be increased by an amount equal to (w) any amount paid by the Seller pursuant to Section 6.1(d), (x) any operation and maintenance expenses actually paid by the Seller during the Interim Period related to the Refueling Outage that are incurred consistently with the Seller's past practices and approved in writing by the Buyer, (y) any operation and maintenance expenses actually paid by the Seller during the Interim Period that the Seller would not have actually paid but for the specific written request by the Buyer, and (z) any capital expenditures actually paid by the Seller during the Interim Period that are agreed to by Buyer in writing, other than Required Capital Expenditure Amounts.

                  (iv) The Cash Purchase Price shall be (i) increased if and to the extent that the actual Adjusted Book Value of the Seller's Nuclear Fuel on the Closing Date is greater than the amount stated in clause (B) of Section 3.2 and (ii) decreased if and to the extent such Adjusted Book Value is less than such stated amount.


                                     B-1-35

                  (v) The Cash Purchase Price shall be (i) increased if and to the extent that the actual Adjusted Book Value of the Seller's Inventories on the Closing Date is greater than the amount stated in clause (C) of Section 3.2 and (ii) decreased if and to the extent such Adjusted Book Value is less than such stated amount.

                  (vi) The Cash Purchase Price shall be decreased to the extent the Low Level Waste that has been generated at the Facility prior to the Closing and is on Site at the Closing has an associated disposal cost in excess of $250,000.

                  (vii) The Cash Purchase Price shall be decreased for all accrued but unpaid obligations for vacation pay, sick pay, floating holidays or personal days as may be due to Transferred Employees as of the Closing (determined in accordance with generally accepted accounting principles consistent with the Seller's past practices).

            (b) At least thirty (30) calendar days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer an estimated closing statement (the "Estimated Closing Statement") that shall set forth the Seller's best estimate of all estimated adjustments to the Cash Purchase Price required by
Section 3.3(a) (the "Estimated Adjustment"), together with reasonably detailed information supporting the calculated Estimated Adjustment. Within twenty (20) calendar days after the delivery of the Estimated Closing Statement by the Seller to the Buyer, the Buyer may object in good faith to the Estimated Adjustment in writing. The Seller agrees to cooperate with the Buyer and give the Buyer and its representatives information used to prepare the Estimated Adjustment. If the Buyer objects to the Estimated Adjustment, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so prior to the Closing Date (or if the Buyer does not object to the Estimated Adjustment), the Cash Purchase Price shall be adjusted (the "Closing Adjustment") for the Closing by the amount of the Estimated Adjustment not in dispute. The disputed portion shall be resolved in accordance with the provisions of Section 3.3(c) and paid as part of any Post-Closing Adjustment to the extent required by Section 3.3(c).

            (c) Within sixty (60) days after the Closing Date, the Seller shall prepare and deliver to the Buyer a final closing statement (the "Post-Closing Statement") that shall set forth all adjustments to the Cash Purchase Price required by Section 3.3(a) not previously effected by the Closing Adjustment (the "Proposed Post-Closing Adjustment") and all work papers detailing such adjustments. The Post-Closing Statement shall be prepared using the same accounting principles, policies and methods as the Seller has historically used in connection with the calculation of the items reflected on such Post-Closing Statement. Within thirty (30) days after the delivery of the Post-Closing Statement by the Seller to the Buyer, the Buyer may object to the Proposed Post-Closing Adjustment in writing. The Seller agrees to cooperate with the Buyer to provide the Buyer with the information used to prepare the Post-Closing Statement and information relating thereto. If the Buyer objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If the Parties are unable to resolve such dispute within thirty
(30) days after any objection by the Buyer, the Parties shall appoint the Independent Accounting Firm, which shall, at the Seller's and the Buyer's joint expense, review


                                     B-1-36
the Proposed Post-Closing Adjustment and determine the appropriate adjustment to the Cash Purchase Price, if any, within thirty (30) days after such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be in writing and be binding on the Parties hereto. Upon determination of the appropriate adjustment (the "Post-Closing Adjustment") by agreement of the Parties or by binding written determination of the Independent Accounting Firm, the Party owing the difference shall deliver such amount to the other Party no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

      3.4 Allocation of Purchase Price The Buyer and the Seller shall use their good faith efforts to agree upon an allocation among the Acquired Assets of the Purchase Price consistent with Section 1060 of the Code and the Treasury Regulations thereunder within 120 days of the Effective Date (or such other date as the Parties may agree). If the Buyer and the Seller cannot agree on any such allocation, such dispute shall be resolved in accordance with Section 6.17(d) of this Agreement. The Buyer and the Seller shall treat the transaction contemplated by this Agreement as the acquisition by the Buyer of a trade or business for United States federal income tax purposes and agree that no portion of the consideration therefor shall be treated in whole or in part as the payment for services or future services. The allocation required by this Section
3.4 shall be revised based on the Post-Closing Adjustment within one hundred eighty (180) days after the Closing Date. Within thirty (30) days prior to the Closing Date, the Buyer shall prepare and deliver to the Seller a proposed IRS Form 8594. Within ten (10) days after receipt by the Seller of such proposed IRS Form 8594, the Seller shall the notify the Buyer whether it has any objection to such proposed IRS Form 8594, and if so, the Seller and the Buyer shall resolve such objections prior to filing the IRS Forms 8594 as set forth in the next sentence. Each of the Buyer and the Seller agrees to file IRS Form 8594 (which shall be based on the proposed IRS Form 8594 referred to in the preceding sentence) as modified by any Post-Closing Adjustment and as otherwise modified by the Seller and the Buyer pursuant to the preceding sentence, and all federal, state, local and foreign Tax Returns, in accordance with any such agreed allocation as adjusted as provided herein. Each of the Buyer and the Seller shall report the transactions contemplated by this Agreement for federal Tax and all other Tax purposes in a manner consistent with any such allocation determined pursuant to this Section 3.4. Each of the Buyer and the Seller agrees to provide the other promptly with any information required to complete IRS Form 8594. The Buyer and the Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any allocation of the Purchase Price determined pursuant to this
Section 3.4. The Buyer and the Seller shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocation.

      3.5   Prorations.

            (a) The Buyer and the Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and


                                     B-1-37
operation of the Acquired Assets shall be prorated as of the Closing, with the Seller liable to the extent such items relate to any time period prior to the Closing, and the Buyer liable to the extent such items relate to periods commencing with the Closing (measured in the same units used to compute the item in question, otherwise measured by calendar days):

                  (i) Personal property, real estate and occupancy Taxes, assessments and other charges, including those of the type that could give rise to a Permitted Encumbrance, if any, on or with respect to the business and operation of the Acquired Assets;

                  (ii) Rent, Taxes and all other items (including prepaid services or goods not included in Inventory) payable by or to the Seller under any of the Seller's Agreements (other than the Seller's Agreements listed on Schedule 2.3(a)) or the Real Property Agreements;

                  (iii) Any permit, license, registration, compliance assurance fees or other similar fees with respect to any Transferable Permit;

                  (iv) Sewer rents and charges for water, telephone, electricity and other utilities;

                  (v) Rent and Taxes and other items payable by the Seller under the Real Property Agreements assigned to the Buyer;

                  (vi) Fees or charges imposed by the Institute for Nuclear Power Operations, Nuclear Energy Institute, NRC or any other Governmental Authority; and

                  (vii) Insurance premiums with respect to the Nuclear Insurance Policies transferred to the Buyer pursuant to Section 2.1(l).

            (b) In connection with the prorations referred to in (a) above, in the event that actual figures are not available at the Closing, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available. Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available. The prorations shall be based on the number of days in a year or other appropriate period (i) before the Closing and (ii) including and after the Closing. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.5.

      3.6 Deliveries by the Seller . At the Closing, the Seller will deliver, or cause to be delivered, the following to the Buyer:

            (a)   The Bill of Sale, duly executed by the Seller;


                                     B-1-38

            (b) Copies of any and all governmental and other third party consents, waivers or approvals obtained by the Seller with respect to the transfer of the Acquired Assets, or the consummation of the transactions contemplated by this Agreement, together with notice to, and if required by the terms thereof, consents by other Persons that are parties to such Seller's Agreements, Real Property Agreements and Transferable Permits to the extent obtained by the Seller;

            (c) The opinion of counsel and officer's certificate contemplated by
Section 7.1;

            (d) One or more quitclaim deeds conveying the Real Property to the Buyer, substantially in the form of Exhibit F hereto, duly executed and acknowledged by the Seller in recordable form, and any owner's affidavits or similar documents reasonably required by the title company;

            (e) All Ancillary Agreements to which the Seller is a party, duly executed by the Seller and the other parties thereto other than the Buyer;

            (f) A FIRPTA Affidavit, duly executed by the Seller;

            (g) The Power Purchase Agreement, duly executed by the Seller, and the Amendatory Agreements duly executed by the Seller and the Sponsors set forth therein;

            (h) The Interconnection Agreement duly executed by VELCO;

            (i) The Seller's Decommissioning Funds Certificate, if required by the Seller's Decommissioning Trust Agreement;

            (j) Copies, certified by the Secretary or Assistant Secretary of the Seller, of corporate resolutions of the stockholders and board of directors of the Seller authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by the Seller in connection herewith, and the consummation of the transactions contemplated hereby;

            (k) A certificate of the Secretary or Assistant Secretary of the Seller identifying the name and title and bearing the signatures of the officers of the Seller authorized to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by the Seller in connection herewith;

            (l) A certificate of good standing with respect to the Seller (dated a date reasonably close to the Closing Date), issued by the Secretary of State of the State of Vermont;

            (m) To the extent available, originals of all written Seller's Agreements, Real Property Agreements, Permits and Environmental Permits and, if not available, true and correct copies thereof, provided that such documents shall be delivered at the Site;


                                     B-1-39

            (n) The assets of the Decommissioning Funds to be transferred pursuant to Section 6.10 shall be delivered to the Trustee under the Buyer's Post-Closing Decommissioning Trust Agreement;

            (o) Evidence that the Mortgage Indentures have or will be released;

            (p) All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary or desirable to transfer to the Buyer the Acquired Assets, in accordance with this Agreement and where necessary or desirable in recordable form; and

            (q) Such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

      3.7 Deliveries by the Buyer. At the Closing, the Buyer will deliver, or cause to be delivered, the following to the Seller:

            (a) The Cash Purchase Price, as adjusted pursuant to Section 3.3;

            (b) The opinion of counsel and officer's certificate contemplated by
Section 7.2;

            (c) All Ancillary Agreements to which the Buyer is a party, duly executed by the Buyer;

            (d) Copies, certified by the Secretary or Assistant Secretary of the Buyer, of resolutions authorizing the execution and delivery of this Agreement, and all of the agreements and instruments to be executed and delivered by the Buyer in connection herewith, and the consummation of the transactions contemplated hereby;

            (e) A certificate of the Secretary or Assistant Secretary of the Buyer identifying the name and title and bearing the signatures of the officers of the Buyer authorized to execute and deliver this Agreement and the other agreements to be executed and delivered by the Buyer in connection herewith;

            (f) Certificates of good standing with respect to the Buyer (dated a date reasonably close to the Closing Date), issued by the Secretary of State of the State of Delaware and the Secretary of State of the State of Vermont;

            (g) All such other instruments of assumption as shall, in the reasonable opinion of the Seller and its counsel, be necessary for the Buyer to assume the Assumed Liabilities and Obligations in accordance with this Agreement;


                                     B-1-40

            (h) Copies of any and all governmental and other third party consents, waivers or approvals obtained by the Buyer with respect to the transfer of the Acquired Assets, or the consummation of the transactions contemplated by this Agreement;

            (i) Such other agreements, documents, instruments and writings as are reasonably required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith; and

            (j) Evidence of the Buyer's membership in NEPOOL.

                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as follows:

      4.1 Organization; Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. The Seller has heretofore made available to the Buyer complete and correct copies of its Articles of Association and Bylaws as currently in effect.

      4.2 Authority. The Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Except for approval of this Agreement by the Seller's shareholders, which approval has not been obtained as of the Effective Date, the execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, subject to the receipt of the Seller's Required Regulatory Approvals, constitutes the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms. When each Ancillary Agreement to which the Seller is a party has been executed and delivered by the other parties thereto, subject to the receipt of the Seller's Required Regulatory Approvals, such Ancillary Agreement will constitute a valid and legally binding obligation of the Seller, enforceable in accordance with its terms.

      4.3 Consents and Approvals; No Violation.

            (a) Except as set forth in Schedule 4.3(a), and subject to the receipt of the Seller's Required Regulatory Approvals, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which the Seller is a party nor the consummation of


                                     B-1-41
the transactions contemplated hereby or thereby will (i) conflict with or result in the breach or violation of any provision of the Articles of Association or Bylaws of the Seller, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which the Seller or any of its property is subject, (iii) result in a default (or give rise to any right of termination, cancellation, acceleration or create in any Person the right to acquire all or any portion of the Acquired Assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or any of the Acquired Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect, or (iv) constitute violations of any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, or any of its assets, which violation, individually or in the aggregate, would have a Material Adverse Effect.

            (b) Except as set forth in Schedule 4.3(b) (the filings and approvals, including all relevant decisions and orders, applicable to the Seller and/or the Sponsors and referred to in Schedule 4.3(b) are collectively referred to as the "Seller's Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Seller of the transactions contemplated hereby.

      4.4   Financial Statements.

            (a) Seller has delivered to Buyer complete and correct copies of (i) its balance sheets at December 31, 1998, 1999 and 2000 and the related statements of income and retained earnings and statements of cash flows and capital expenditures for the years then ended, together with the notes thereto and the report thereon by Arthur Andersen LLP and (ii) its unaudited balance sheets at the end of each calendar month ended after December 31, 2000 and prior to the Effective Date and its unaudited statements of operations and cash flows for such months. Such financial statements, including all related notes, fairly present in all material respects the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Seller as of the respective dates thereof and the consolidated results of operations, changes in retained earnings and cash flows of the Seller for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to year-end adjustments and the absence of notes. The audited financial statements of the Seller as of and for the year ended December 31, 2000 are referred to herein as the "2000 Financial Statements." The balance sheet of the Seller as of the latest date referred to in clause (ii) above fairly presents in all material respects, subject to year end adjustments and the absence of notes, the amounts owed by the Seller to the Sponsors and owed to the Seller by the Sponsors as of such date.


                                     B-1-42

            (b) Since December 31, 2000, except as set forth in Schedule 4.4(b),
(a) there has not occurred any facts or circumstances that constitute a Material Adverse Effect, or (b) there has not been any damage, destruction or casualty loss, whether or not covered by insurance, which, individually or in the aggregate, created or could reasonably be expected to create a Material Adverse Effect.

      4.5 Reports. Since January 1, 1998, the Seller has filed or caused to be filed with the applicable state or local utility commissions or regulatory bodies, the NRC and the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by the Seller with respect to the Acquired Assets or the operation thereof under each of the applicable state public utility laws, the Federal Power Act, the Atomic Energy Act, the Energy Reorganization Act and the Price-Anderson Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed, and there are no material misstatements or omissions relating to the Acquired Assets in any such report; provided, however, that the Seller shall not be deemed to be making any representation or warranty to the Buyer hereunder concerning the financial statements of the Seller contained in any such reports.

      4.6 Accounting Methods. Since December 31, 2000, the Seller has not materially changed its accounting methods or practices.

      4.7 Title and Related Matters. Except for Permitted Encumbrances, the Seller has good and marketable title as set forth in the Title Commitment, insurable by a nationally recognized title insurance company, to the Real Property to be conveyed by it hereunder, which, to Seller's Knowledge, is free and clear of all Encumbrances, except the Mortgage Indentures. The Real Property constitutes all of the real property necessary to operate the Facility as currently operated. Except for Permitted Encumbrances and as set forth in
Schedule 4.7, the Seller has good and valid title to each of the Acquired Assets not constituting Real Property free and clear of all Encumbrances.

      4.8 Real Property Agreements. Schedule 4.8 lists, as of the date of this Agreement, all real property leases, easements, licenses and other rights in real property (collectively, the "Real Property Agreements") to which the Seller is a party and which (a) are to be transferred and assigned to the Buyer on the Closing Date, (b) affect all or any part of any Real Property in any material respect, or (c) (i) provide for annual payments of more than $100,000 or (ii) are material to the ownership or operation of the Acquired Assets. Except as set forth in Schedule 4.8, all such Real Property Agreements are valid, binding and enforceable on the Seller in accordance with their terms and are in full force and effect; there are no existing material defaults by the Seller or, to the Seller's Knowledge, any other party thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default by the Seller or, to the Seller's Knowledge, any other party thereunder.


                                     B-1-43

      4.9 Insurance. All material policies of fire, liability, property damage, worker's compensation, nuclear and other forms of insurance owned or held by the Seller and insuring the Acquired Assets are listed in Schedule 4.9 along with the amount of the coverage, the type of insurance, the risks insured, the expiration date and the policy number. The Seller maintains policies of liability and property insurance with respect to the ownership, operation and maintenance of the Facility which afford protection against the insurable hazards and risks with respect to which units of similar size and type customarily maintain insurance, and which meets the requirements of 10 C.F.R. 50.54(w) and 10 C.F.R. Part 140. Such coverage includes nuclear liability insurance from ANI, in such form and in such amount as meets the financial protection requirements of the Atomic Energy Act, and an agreement of indemnification as contemplated by Section 170 of the Atomic Energy Act. Except as set forth in Schedule 4.9, all of such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid or will be paid prior to Closing (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies, as to which Seller has received no notice), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.9, the Seller has not been refused any insurance with respect to the Acquired Assets nor has the Seller's coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve months.

      4.10 Environmental Matters; etc. The Seller has obtained and holds all Environmental Permits for the ownership and operation of the Facility as currently operated by the Seller, and the Seller is in compliance in all material respects with all Environmental Laws and Environmental Permits. Except as disclosed in Schedule 4.10, (i) the Seller has not received any written notice from any Governmental Authority that the Seller is not or has not been in compliance with Environmental Laws, the violation of which would have a Material Adverse Effect, (ii) there are no Environmental Claims pending or, to the Seller's Knowledge, threatened against the Seller and (iii) the Seller is not aware of any facts or circumstances which are reasonably likely to form the basis for an Environmental Condition or an Environmental Claim against the Seller or the Buyer.

      Except as disclosed in Schedule 4.10: (i) Seller has not transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substances to or at any off-Site location; (ii) the Site is not an Environmental Cleanup Site; (iii) there are no Environmental Conditions and no losses arising under or pursuant to any Environmental Law with respect to the Site or the Acquired Assets; and (iv) Seller has not made any Environmental Claim for any loss or Liability under any insurance relating to the Acquired Assets.

      Except as disclosed in Schedule 4.10, there are no underground storage tanks, active or abandoned, or polychlorinated-biphenyl-containing equipment located at the Site. All reports relating to Hazardous Substances or under Environmental Laws by or on behalf of the Seller have been made available to the Buyer prior to execution of this Agreement.


                                     B-1-44

      Except as disclosed in Schedule 4.10, no Release of Hazardous Substances has occurred at, from, on, under or to the Site.

      The Seller has not disposed or transported, or arranged for the disposal or transportation of, any Nuclear Material to any off-Site location, except for Low Level Waste shipped by or on behalf of Seller, to, and delivered at, licensed disposal sites.

      4.11 Labor Matters. Schedule 4.15(a) lists all written agreements with employees in effect as of the Effective Date. The Seller has previously made available to the Buyer a true, correct and complete copy of the Old IBEW Contract, which on the Effective Date is the only collective bargaining agreement with unionized workers to which the Seller is a party or is subject and which relates to the Acquired Assets. With respect to the ownership or operation of the Acquired Assets, except to the extent set forth in Schedule
4.11 (which matters shall remain the sole responsibility of the Seller): (a) the Seller is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) the Seller has not received notice of any unfair labor practice complaint pending before the National Labor Relations Board or any other Governmental Authority; (c) there is no labor strike, slowdown or stoppage actually pending or, to the Seller's Knowledge, threatened by any authorized representative of any union or other representative of employees against or affecting the Seller; (d) the Seller has not received notice that any representation petition respecting the employees of the Seller has been filed with the National Labor Relations Board; (e) no arbitration proceeding arising out of or under collective bargaining agreements is pending against the Seller; and (f) the Seller has not experienced any primary work stoppage since at least December 31, 1994; and, (g) there are no charges of discrimination or other claims pending with the Equal Employment Opportunity Commission or state or local counterparts, the U.S. Department of Labor, the NRC or any other Governmental Authority related to services performed in connection with the Acquired Assets.

      4.12 ERISA; Benefit Plans.

            (a) Schedule 4.12(a) lists all deferred compensation, profit-sharing, retirement and pension plans and all material bonus and other employee benefit or fringe benefit plans (including, without limitation, any severance policies and/or agreements or executive or management retirement arrangement) maintained or with respect to which contributions are made by the Seller in respect of employees employed at the Acquired Assets, including any trusts or other funding arrangements maintained in connection therewith ("Seller's Benefit Plans"). True, correct and complete copies of all such Benefit Plans have been made available to the Buyer.

            (b) Except as set forth in Schedule 4.12(b), the Seller and any ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA and Section 412 of the Code with respect to each of Seller's Benefit Plans which is an "Employee Pension Benefit Plan" and to which Section 302 of ERISA applies, and each such plan is in compliance in all material respects with the presently applicable provisions


                                     B-1-45
of ERISA and the Code. Except as set forth in Schedule 4.12(b), neither the Seller nor any ERISA Affiliate has incurred any liability under Sections 4062(b), 4063 or 4064 of ERISA to the PBGC in connection with any of Seller's Benefit Plans which is subject to Title IV of ERISA, nor any withdrawal liability to any multiemployer pension plan under Section 4201 et seq. of ERISA or to any multiemployer welfare benefit plan, nor is there or has there been any reportable event (as defined in Section 4043 of ERISA) with respect to any of Seller's Benefit Plans except as set forth in Schedule 4.12(b). No non-exempt prohibited transaction under Section 4975 of the Code or Sections 404 or 406 of ERISA has occurred with respect to any Benefit Plans. Except as set forth in
Schedule 4.12(b), the IRS has issued a letter for each Benefit Plan which is intended to be a qualified plan determining that such plan is exempt from federal Income Tax under Sections 401(a) and 501(a) of the Code and there has been no occurrence since the date of any such determination or opinion letter (including, without limitation, statutory or regulatory changes to the requirements of Section 401(a) of the Code for which the remedial amendment period has expired or other applicable provision of the Code) which has or could have a Material Adverse Effect on such qualification. Except as set forth in
Schedule 4.12(b), any voluntary employees' beneficiary association under Section 501(c)(9) of the Code has been determined to be tax-exempt and there has been no occurrence since the date of any such determination which has or could have a Material Adverse Effect on such qualification. Except as set forth in Schedule 4.12(b), at no time during the last five years has there been a reportable event (as defined in Section 4043 of ERISA) with respect to any of the Seller's Benefit Plans for which a waiver did not apply or that was required to be reported to the PBGC.

            (c) Neither the Seller nor any ERISA Affiliate or parent or successor corporation (within the meaning of Section 4069(b) of ERISA) has engaged in any transaction which may be disregarded under Section 4069 or
Section 4212(c) of ERISA. The Seller does not contribute to and has no liabilities or obligations under any multiemployer plan (within the meaning of Section 3(37) of ERISA). No Benefit Plan or ERISA Affiliate Plan is a multiemployer plan. Neither the Seller's "Thrift Plan for Management Employees" nor its "Thrift Plan for Employees who are members of the IBEW" is an employee stock ownership plan as defined in Section 4975(c)(7) of the Code.

            (d) The Seller has materially complied with all reporting, disclosure, notice, election, coverage and other benefit requirements of Sections 4980B and 9801-9833 of the Code and Sections 601-734 of ERISA as applicable to any Benefit Plan.

            (e) With respect to each Benefit Plan Buyer is to assume pursuant to
Section 6.8, except as disclosed in Schedule 4.12(b): (i) such Benefit Plan has been maintained in compliance with the applicable requirements of ERISA, the Code, the securities laws, and other applicable law; (ii) such Benefit Plan may, subject to any applicable collective bargaining agreement, be amended, terminated, or otherwise modified by the sponsoring employer to the greatest extent permitted by applicable law (including, without limitation, elimination of future accruals under any such Benefit Plan which is an Employee Pension Benefit Plan and the elimination of the obligation to make any benefit payments with respect to any other such


                                     B-1-46

Benefit Plan), and no employee communication or provision in any document governing such Benefit Plan has failed to reserve effectively the right of the sponsoring employer (including, after its assumption of such Benefit Plan, the Buyer) to so amend, terminate, or otherwise modify such Benefit Plan; (iii) no litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Seller's knowledge, threatened with respect to such Benefit Plan;
(iv) such Benefit Plan covers and provides (and has covered and provided) benefits to (or in respect of) only those individuals who have been classified by Seller as its employees for federal income tax withholding purposes and Seller has not failed to classify properly as its employee (for federal income tax withholding purposes) any individual who should have been so classified.

            (f) Except as set forth in Schedule 4.12(f), the Seller has not made any commitment to establish any new Benefit Plan, to modify any Benefit Plan (except as required under applicable law), nor has any intention to do so been communicated to employees or former employees of the Seller.

      4.13  Real Property; Plant and Equipment.

            (a) Schedule 2.1(a) contains a description of, and exhibits indicating the location of, the real property owned by the Seller and included in the Acquired Assets (the "Real Property"). Complete and correct copies of any current surveys in the Seller's possession or any policies of title insurance currently in force and in the possession of the Seller with respect to the Real Property have heretofore been made available by the Seller to the Buyer. Except for Permitted Encumbrances and except as set forth in such surveys or in Schedules 2.1(a) and 4.7, to Seller's Knowledge there are no encroachments onto, overlaps, boundary line disputes or other similar matters with respect to the Real Property and no improvements included in the Real Property encroach upon any adjacent property or any easement or right-of-way.

            (b) Schedule 4.13(b) contains a description of the major equipment components, personal property and inventory under the agreement between the Seller and Pooled Equipment Inventory Company (f/k/a BWR Equipment Inventory Company) comprising the Acquired Assets.

            (c) The Acquired Assets conform in all material respects to the Technical Specifications and the Final Safety Analysis Report (FSAR) and are being operated and are in material conformance with all applicable requirements under the Atomic Energy Act, the Energy Reorganization Act, and the rules, regulations, orders and licenses issued thereunder. The Acquired Assets related to the metering of power to and from the VYNPS are in material conformance with all applicable NEPOOL standards and requirements.

            (d) The Facility is operational and the Seller is not aware of any condition that would prevent the Facility's operation at full rated power.


                                     B-1-47

            (e) The sewer and water systems and all other utilities that currently service the Real Property are sufficient for the operation of the Facility. The Seller has no reason to believe that such systems and utilities will not be sufficient to continue to service the Facility, or that such services will not exist on the Closing Date. The Seller has not received and has no reason to believe that it will receive any notice of the curtailment of any utility service supplied to the Real Property.

      4.14 Condemnation; Public Improvements. Neither the whole nor any part of the Real Property or any other real property or rights leased, used or occupied by the Seller in connection with the ownership or operation of the Acquired Assets is subject to any pending or, to the Seller's Knowledge, threatened suit for condemnation or other taking by any Governmental Authority. No assessment for public improvements has been served upon the Seller with respect to the Real Property which remains unpaid, including, without limitation, those for construction of sewer, water, electric, gas or steam lines and mains, streets, sidewalks and curbing. There are no public improvements with respect to the Real Property which have been ordered to be made by any Governmental Authority which have not been completed, assessed and paid for prior to the date hereof.

      4.15 Certain Contracts and Arrangements.

            (a) Except (i) as listed in Schedule 4.15(a) or the other schedules to this Agreement or (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments in which all obligations of the Seller will expire prior to the Closing or (iii) contracts or agreements entered into during the Interim Period in accordance with this Agreement, the Seller is not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the ownership or operation of the Acquired Assets.

            (b) Except as disclosed in Schedule 4.15(b), each of the Seller's Agreements and each of the Real Property Agreements (i) constitutes the legal, valid and binding obligation of the Seller, (ii) is in full force and effect, and (iii) may be transferred or assigned to the Buyer at the Closing without consent or approval of the other parties thereto, and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder.

            (c) Except as set forth in Schedule 4.15(c), there is not, under any of the Seller's Agreements or Real Property Agreements, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the Seller or, to the Seller's Knowledge, the other parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect.

      4.16 Legal Proceedings, etc. Except as set forth in Schedule 4.16, there are no claims, actions, proceedings or investigations pending or, to the Seller's knowledge, threatened against


                                     B-1-48
the Seller before any Governmental Authority or any arbitrating body which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.16 or in any filing made by the Seller prior to the date hereof pursuant to the Atomic Energy Act, the Seller is not subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority which, individually or in the aggregate, would have a Material Adverse Effect.

      4.17  Permits; Compliance with Law.

            (a) The Seller has all permits, licenses, franchises and other governmental authorizations, consents and approvals other than with respect to permits under Environmental Laws referred to in Section 4.10 or permits issued by the NRC referred to in Section 4.18 hereof (collectively, "Permits"), necessary for the ownership and operation of the Acquired Assets as presently conducted. Except as set forth in Schedule 4.17(a), the Seller has not received any written notification that it is in violation of any such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority applicable to it, except for notifications of violations which would not, individually or in the aggregate, have a Material Adverse Effect. The Seller is in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances or judgments of any Governmental Authority applicable to the Acquired Assets, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect. No Governmental Authority has taken any action that would prevent the Facility from operating at its full rated capacity at or after the Closing.

            (b) Schedule 4.17(b) sets forth all material Permits and Environmental Permits, other than Transferable Permits (which are set forth in Schedule 1.1(157)) applicable to the Acquired Assets.

      4.18  NRC Licenses.

            (a) The Seller has all permits, licenses, and other consents and approvals issued by the NRC necessary to own and operate the Acquired Assets as presently operated, pursuant to the requirements of all Nuclear Laws. Except as set forth in Schedule 4.18(a), the Seller has not received any written notification that it is in violation of any such licenses, or any order, rule, regulation or decision of the NRC with respect to the Acquired Assets, except for notifications of violations which would not, individually or in the aggregate, have a Material Adverse Effect. The Seller is in compliance with all Nuclear Laws and all orders, rules, regulations or decisions of the NRC applicable to the Seller with respect to the Acquired Assets, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect. The NRC has not issued any order or confirmatory action letter that would prevent the Facility from operating at its full rated capacity at or after the Closing.

            (b) Schedule 4.18(b) sets forth all material permits, licenses, and other consents and approvals issued by the NRC applicable to the Acquired Assets.


                                     B-1-49

      4.19 Regulation as a Utility. The Seller is an electric utility company within the meaning of the Holding Company Act, a public utility within the meaning of the Federal Power Act, an electric utility within the meaning of the NRC regulations implementing the Atomic Energy Act, and an electric company under the laws of Vermont.

      4.20 Qualified Decommissioning Fund.

            (a) The Seller's Qualified Decommissioning Fund is a trust validly existing under the laws of the State of New York with all requisite authority to conduct its affairs as it now does. The Seller has heretofore made available to the Buyer a copy of the Seller's Decommissioning Trust Agreement as in effect on the date of this Agreement. The Seller's Qualified Decommissioning Fund satisfies the requirements necessary for such Fund to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code Section 468A(a) and as a "nuclear decommissioning fund" and a "qualified nuclear decommissioning fund" within the meaning of Treas. Reg. Section 1.468A-1(b)(3). Such Fund is in compliance in all material respects with all applicable rules and regulations of the NRC, FERC, the VTDPS, the VTPSB, the IRS and any other Governmental Authority. The Seller has made timely and valid elections to make annual contributions to the Qualified Decommissioning Fund since 1984. The Seller has heretofore made available copies of such elections to the Buyer.

            (b) Subject only to the Seller's Required Regulatory Approvals, the Seller and the Trustee have all requisite authority to cause the assets of the Qualified Decommissioning Fund to be transferred in accordance with the provisions of this Agreement.

            (c) The Seller and/or the Trustee of the Qualified Decommissioning Fund has/have filed or caused to be filed with the NRC, FERC, the IRS and any other Governmental Authority all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities. The Seller has made available to the Buyer a copy of the schedule of ruling amounts most recently issued by the IRS for the Qualified Decommissioning Fund, a copy of the request that was filed to obtain such schedule of ruling amounts and a copy of any pending request for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. Any amounts contributed to the Qualified Decommissioning Fund while such request is pending before the IRS and which turn out to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn by the Seller from the Qualified Decommissioning Fund within the period provided under Treas. Reg. Section 1.468A-5(c)(2)(i). There are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that may affect amounts that the Buyer may contribute to the Qualified Decommissioning Fund or may require distributions to be made from the Qualified Decommissioning Fund.

            (d) The Seller has made available to the Buyer the balance sheets for the Qualified Decommissioning Fund as of December 31, 2000, and promptly after becoming available, but in any event prior to Closing, such balance sheets as of December 31, 2001, and for the last quarter prior to Closing, and will make available to the Buyer the balance sheets for


                                     B-1-50
the Qualified Decommissioning Fund as of the last Business Day before Closing, and they present or will present, as the case may be, fairly in all material respects as of December 31, 2000 and as of the last Business Day before Closing, as the case may be, the financial position of the Qualified Decommissioning Fund in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein. The Seller will make available to the Buyer information from which the Buyer can determine the Tax Basis of all assets in the Qualified Decommissioning Fund as of the last Business Day before Closing. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), including, without limitation, any acts of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2), or agency or other legal proceedings that may materially affect the financial position of the Qualified Decommissioning Fund other than those, if any, that are disclosed in Schedule 4.20(d).

            (e) The Seller has made available to the Buyer copies of all contracts and agreements to which the Trustee of the Qualified Decommissioning Fund, in its capacity as such, is a party.

            (f) The Qualified Decommissioning Fund has filed all Tax Returns required to be filed. Such Tax Returns were true, correct and complete in all material respects and all Taxes shown to be due on such Tax Returns have been paid in full. Except as shown in Schedule 4.20(f), no notice of deficiency or assessment has been received from any taxing authority with respect to liability for Taxes of the Qualified Decommissioning Fund which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.20(f) is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.20(f), there are no outstanding agreements or waivers extending the applicable statutory periods of limitations for Taxes associated with the Qualified Decommissioning Fund for any period.

            (g) To the extent Seller has pooled assets of the Qualified Decommissioning Fund with those of any other assets for investment purposes in periods prior to the Closing, such pooling arrangement is a partnership for federal income tax purposes and the Seller has filed all Tax Returns required to be filed with respect to such pooling arrangement for such periods.

            (h) For the period from and including April 1, 2001 to and including June 30, 2001, the Seller has made contributions to the Qualified
Decommissioning Fund in accordance with the terms of the FERC approved settlement agreement for rates effective January 1, 1995, at a rate of not less than $8,360,330 per annum, pro rated on a daily basis.

      4.21  Nonqualified Decommissioning Fund.

            (a) The Seller's Nonqualified Decommissioning Fund is a trust validly existing under the laws of the State of New York with all requisite authority to conduct its affairs as it now does. The Seller's Nonqualified Decommissioning Fund is in compliance in all material respects with all applicable rules and regulations of the NRC, the FERC and any other


                                     B-1-51

Governmental Authority. The Seller's Nonqualified Decommissioning Fund is classified as a grantor trust under Sections 671-677 of the Code.

            (b) Subject only to the Seller's Required Regulatory Approvals, the Seller has all requisite authority to cause the assets of the Nonqualified Decommissioning Fund to be transferred in accordance with the provisions of this Agreement.

            (c) The Seller and the Trustee of the Nonqualified Decommissioning Fund have filed or caused to be filed with the NRC and any relevant state or local authority all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

            (d) The Seller has made available to the Buyer the balance sheets for the Nonqualified Decommissioning Fund as of December 31, 2000, and promptly after becoming available, but in any event prior to Closing, such balance sheets as of December 31, 2001, and for the last quarter prior to Closing, and will make available to the Buyer the balance sheets for the Nonqualified Decommissioning Fund as of the last Business Day before Closing, and they present or will present, as the case may be, fairly in all material respects as of their respective dates the financial position of the Nonqualified Decommissioning Fund in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein. The Seller will make available to the Buyer information from which the Buyer can determine the Tax Basis of all assets in the Nonqualified Decommissioning Fund as of the last Business Day before Closing. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due) including, without limitation, agency or other legal proceedings, that may materially affect the financial position of the Nonqualified Decommissioning Fund other than those, if any, that are disclosed in Schedule 4.21(d).

            (e) The Seller has made available to the Buyer copies of all contracts and agreements to which the Trustee of the Nonqualified
Decommissioning Trust, in its capacity as such, is a party.

            (f) If the Seller has pooled the assets of the Nonqualified Decommissioning Fund with any other assets at any time prior to Closing, such pooling arrangement is not and shall not be deemed a corporation for tax purposes.

            (g) For the period from and including April 1, 2001 to and including June 30, 2001, the Seller has made aggregate contributions to the Qualified Decommissioning Fund and the Nonqualified Decommissioning Fund, in accordance with the terms of the FERC approved settlement agreement for rates effective January 1, 1995 at a rate of not less than $16,777,380 per annum, pro rated on a daily basis.

      4.22 Zoning Classification. The Real Property is zoned as set forth in
Schedule 4.22. The current zoning categories permit, and as of the Closing will permit, the operation of the


                                     B-1-52

Facility. The Seller has not requested, applied for, or given its consent to, and has no Knowledge of, any pending zoning variance or change with respect to the zoning of any of the Real Property.

      4.23 Intellectual Property. Except as set forth in Schedule 4.23, the Seller has ownership of, or license to use, all of the Intellectual Property necessary for the operation of the Acquired Assets and the rights of the Seller in such (i) Owned Intellectual Property relating to the Acquired Assets are freely transferable and (ii) Licensed Intellectual Property relating to the Acquired Assets are freely assignable. The Seller has not received written notice of any claims or demands of any other Person pertaining to any such Intellectual Property and no proceedings have been instituted, or are pending or, to the Seller's Knowledge, threatened, which challenge the rights of the Seller in respect thereof. All licenses or other agreements under which the Seller is granted rights in Intellectual Property relating to the Acquired Assets are listed in Schedule 1.1(87). All Owned Intellectual Property relating to the Acquired Assets is set forth in Schedule 2.1(j). All licenses or other agreements under which the Seller has granted rights to others in Intellectual Property relating to the Acquired Assets are listed in Schedule 4.23. Except as set forth in Schedule 4.23, all of such licenses or other agreements are in full force and effect, there is no material default by any party thereto, and all the Seller's rights thereunder are freely assignable. The business and activities of the Seller related primarily to the Facility do not infringe any Intellectual Property of any other Person. The Seller is not making unauthorized use of any confidential information or trade secrets of any Person, including without limitation any former employer of any past or present employee of the Seller.

      4.24 Taxes. With respect to the Acquired Assets (a) all Tax Returns required to be filed have been filed, (b) when filed, such Tax Returns were true, correct and complete in all material respects, and (c) all Taxes shown to be due on such Tax Returns have been paid in full. Except as set for in Schedule 4.24, no notice of deficiency or assessments has been received from any taxing authority with respect to liabilities for Taxes of the Seller in respect of the Acquired Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.24 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 4.24, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Acquired Assets for any period.
Schedule 4.24 sets forth the taxing jurisdictions in which the Seller owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearances in connection therewith, would either require the Buyer to withhold any portion of the Purchase Price or would subject the Buyer to any liability for any Taxes of the Seller. There is no unpaid Tax on the Seller's ownership, operation or use of any of the Acquired Assets for which the Buyer could become liable. There are no Liens for Taxes upon any of the Acquired Assets, except for Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith as set forth in Schedule 4.24.

      4.25 Operability. Except to the extent any Seller's Agreement may not be assigned or assignable in whole or in part to the Buyer or any Permit may not be transferable to the Buyer and except for changes in the ordinary course of business and except for Excluded Assets, the


                                     B-1-53

Acquired Assets constitute all the assets used by the Seller in connection with its ownership and operation of the Facility during the twelve-month period immediately prior to the Effective Date.

      4.26 Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements for which the Buyer could become liable or obligated.

      4.27 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE ACQUIRED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND ACCORDINGLY THE SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH ACQUIRED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ACQUIRED ASSETS, OR ANY PART THEREOF, OR WHETHER THE SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE ACQUIRED ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTIONS 4.10, 4.17 AND 4.18, THE SELLER FURTHER SPECIALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ACQUIRED ASSETS OR THE SUITABILITY OF THE FACILITY FOR OPERATION AS A POWER PLANT AND NO OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATION MADE BY THE SELLER OR ANY SPONSOR, OR ANY OFFICER, EMPLOYEE, CONSULTANT OR AGENT THEREOF, OR ANY BROKER OR INVESTMENT BANKER WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ACQUIRED ASSETS OR ANY PART THEREOF.

      THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES HERETO AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED OR STATUTORY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE RELATED AGREEMENTS OR ANY CERTIFICATE, EXHIBITS OR SCHEDULES HERETO AND THERETO THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT.


                                     B-1-54

      The disclaimers contained in this section are "conspicuous" disclaimers. Any covenants implied by law or by the use of the words "contribute," "grant," "convey," "assign," "transfer," or "deliver," or any other words used in this Agreement are hereby expressly excluded, disclaimed, waived and negated.

                                    ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GUARANTOR

A.    The Buyer represents and warrants to the Seller as follows:

      5.1 Organization. The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Buyer has heretofore delivered to the Seller complete and correct copies of its Certificate of Formation and Operating Agreement (or other similar governing documents), as currently in effect. The Buyer is, or on the Closing Date will be, qualified to conduct business in the State of Vermont.

      5.2 Authority. The Buyer has full organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Seller, subject to the receipt of the Buyer's Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms. When each Ancillary Agreement to which the Buyer is a party has been executed and delivered by the other parties thereto, subject to the receipt of the Buyer's Required Regulatory Approvals, such Ancillary Agreement will constitute a valid and legally binding obligation of the Buyer, enforceable in accordance with its terms.

      5.3 Consents and Approvals; No Violation.

            (a) Except as set forth in Schedule 5.3(a), and subject to the receipt of the Buyer's Required Regulatory Approvals, neither the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Formation and Operating Agreement (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) result in a default (or give


                                     B-1-55
rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect, or (iv) violate any law, regulation, order, judgment or decree applicable to the Buyer, which violations, individually or in the aggregate, would have a Material Adverse Effect.

            (b) Except as set forth in Schedule 5.3(b) (the filings and approvals, including all relevant decisions and orders, referred to in such Schedule are collectively referred to as the "Buyer's Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Buyer of the transactions contemplated hereby.

      5.4 Availability of Funds. The Buyer has provided the Seller with true and valid evidence that it has sufficient funds available to it, or has received binding written commitments from third parties to provide sufficient immediately available funds, to pay the Cash Purchase Price on the Closing Date and to enable the Buyer timely to perform all of its obligations under this Agreement (including, without limitation, the Assumed Liabilities and Obligations) and the Ancillary Agreements to which it is a party.

      5.5 Legal Proceedings. There are no actions, suits or proceedings pending, or, to the Buyer's Knowledge, threatened, against the Buyer or its members before any court, arbitrator or Governmental Authority which, individually or in the aggregate, would have a Material Adverse Effect or that questions the validity of this Agreement or the Ancillary Agreements to which the Buyer is a party or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the Ancillary Agreements to which the Buyer is a party. Neither the Buyer nor its members is subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would have a Material Adverse Effect, or impair, estop, impede, restrain, ban or otherwise adversely affect the Buyer's ability to satisfy or perform the Assumed Liabilities under any federal, state or local law.

      5.6 WARN Act. The Buyer shall not, with respect to the Acquired Assets, engage in a "plant closing" or "mass layoff," as such terms are defined in the WARN Act, within ninety (90) days after the Closing Date.

      5.7 "As Is Sale". The representations and warranties set forth in Article IV hereof constitute the sole and exclusive representations and warranties of the Seller in connection with the transactions contemplated hereby. There are no representations, warranties, covenants, understandings or agreements among the Parties regarding the Acquired Assets or their transfer other than those incorporated in this Agreement. Except for the representations and warranties expressly set forth in Article IV hereof, the Buyer disclaims reliance on any representations,


                                     B-1-56
warranties or guarantees, either express or implied, by the Seller, including but not limited to any representation or warranty expressed or implied in the Offering Memorandum dated April, 2001, and materials provided in connection therewith, including any oral, written or electronic response to any information request provided to the Buyer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE BUYER ACKNOWLEDGES AND AGREES THAT THE ACQUIRED ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE, AND THAT THE BUYER IS RELYING ON ITS OWN EXAMINATION OF THE ACQUIRED ASSETS, AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY THE SELLER OR ANY SPONSOR, OR ANY OFFICER, EMPLOYEE, CONSULTANT OR AGENT THEREOF, OR ANY BROKER OR INVESTMENT BANKER.

      5.8 Affiliate Guaranty. If the Buyer assigns its rights and interests hereunder to any Affiliate or Affiliates pursuant to Section 11.5 hereof, the Buyer shall be deemed to have made the representations and warranties in Part A of this Article V on behalf of itself and any such Affiliate as if such Affiliate were a signatory to this Agreement.

      5.9 Qualified Buyer. The Buyer is qualified to obtain any Permits necessary for the Buyer to own and operate the Acquired Assets as of the Closing Date, to the extent such operation is required by any Ancillary Agreement or this Agreement.

      5.10 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to this transactions contemplated by this Agreement or the Ancillary Agreements for which the Seller could become liable or obligated.

B.    Guarantor represents and warrants to the Seller as follows:

      5.11 Organization. Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

      5.12 Authority. Guarantor has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations contemplated hereby have been duly and validly authorized by all necessary corporate action required on the part of Guarantor and no other corporate proceedings on the part of Guarantor are necessary to authorize this Agreement or to perform the obligations contemplated hereby. This Agreement has been duly and validly executed and delivered by Guarantor, and assuming that this Agreement constitutes a valid and binding agreement of the Seller and Buyer, subject to the receipt of the Seller's and Guarantor's Required Regulatory Approvals, constitutes a valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms.

      5.13 Consents and Approvals; No Violation.


                                     B-1-57

            (a) Neither the execution and delivery by Guarantor of this Agreement nor the performance of the obligations contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation and By-laws of Guarantor, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Guarantor is a party or by which any of its assets may be bound, except for such defaults (or rights or termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect, or (iv) violate any law, regulation, order, judgment or decree applicable to Guarantor, which violations, individually or in the aggregate, would have a Material Adverse Effect. No declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the consummation by Guarantor of the transactions contemplated hereby.

      5.14 Legal Opinion. On the Effective Date Guarantor will deliver to the Seller an opinion of counsel to the effect that this Agreement is the legal, valid and binding obligation of Guarantor enforceable in accordance with its terms.

                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

      6.1   Conduct of Business During the Interim Period.

            (a) During the period from the date of this Agreement to the Closing (the "Interim Period"), the Seller (i) shall operate and maintain the Acquired Assets in the ordinary course consistent with Good Utility Practices and Seller's past practices unless otherwise contemplated by this Agreement or with the prior written consent of the Buyer. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as required under applicable law or by any Governmental Authority, during the Interim Period, without the prior written consent of the Buyer (which shall not be unreasonably withheld), the Seller will not with respect to the Acquired Assets:

                  (i) make any material change in the levels of fuel inventory (other than Nuclear Fuel) customarily maintained by the Seller with respect to the Acquired Assets except for changes consistent with Good Utility Practices;

                  (ii) except for Permitted Encumbrances, sell, lease (as lessor), pledge, encumber, restrict, transfer or otherwise dispose of, or grant any right with respect to, any of the Acquired Assets, other than assets acquired, leased, used, consumed or replaced in the ordinary course of business consistent with Good Utility Practices;


                                     B-1-58

                  (iii) modify, amend or voluntarily terminate prior to the expiration date thereof any Seller's Agreement, Real Property Agreement, Permit, Environmental Permit or NRC License or waive any default by, or release, settle or compromise any claim against any other party thereto, other than (A) in the ordinary course of business, to the extent consistent with Good Utility Practices, (B) with cause, to the extent consistent with Good Utility Practices,
(C) as may be required in connection with the Seller's obligations to the Buyer under this Agreement, or (D) as may be reflected in Seller's Operating or Capital Budgets for 2001 and Tentative Operating and Capital Budget for 2002 (as set forth in Schedule 6.1(a)(vi);

                  (iv) enter into any commitment for the purchase or sale of Nuclear Fuel having a term that extends beyond the Refueling Outage or such other date that the Parties mutually agree;

                  (v) other than the Amendatory Agreements, enter into any power sales agreement having a term that extends beyond the Closing;

                  (vi) enter into any commitment, lease or contract for goods or services (including through a modification or amendment of an existing agreement or otherwise) not reflected in Seller's Operating or Capital Budgets for 2001 and Tentative Operating and Capital Budgets for 2002 (as set forth in Schedule 6.1(a)(vi)) or addressed in clauses (i) through (v) above that will be delivered or provided after February 28, 2002 or such other date that the Parties mutually agree to be the date on which the Closing is expected to occur that exceeds two hundred and fifty thousand dollars ($250,000) in the aggregate unless such commitment or contract is terminable by the Seller (or by the Buyer after the Closing) without further liability or has been agreed to by the Buyer in writing;

                  (vii) enter into, amend, make any material waivers under or otherwise materially modify any agreement or settlement with any Governmental Authority or make any new or modify any current election relating to or regarding the tax status of the Acquired Assets for any taxable period ending after December 31, 2000 or change any current election with respect to Taxes affecting the Acquired Assets, in each case other than in the ordinary course of business;

                  (viii) change, in any material respect, its accounting methods or practices;

                  (ix) establish, adopt, enter into or amend the Benefits Plans or other employment plans, arrangements or practices, or grant to any Transferred Employee any material increase in compensation, nor shall the Seller hire any new employees or transfer any existing employees other than to fill vacancies in existing positions, in all cases except (A) to the extent required by the terms of the IBEW Collective Bargaining Agreement or applicable law, (B) in the ordinary course of business consistent with past practice, (C) as set forth in Schedule 6.1(a)(ix), or (D) if the Old IBEW Contract is in effect on the Effective Date, the Seller may enter into a new contract to replace the Old IBEW Contract;


                                     B-1-59

                  (x) amend or modify the Seller's Decommissioning Trust Agreement or the Vermont Yankee Spent Fuel Disposal Trust (other than an amendment to reflect the transactions contemplated hereby);

                  (xi) make any material change in the levels of Inventory customarily maintained by the Seller with respect to the Acquired Assets, other than consistent with Good Utility Practices; or

                  (xii) settle or compromise any Environmental Claim, including with any Governmental Authority, except to the extent such settlement or compromise does not impose any post-Closing Liabilities on the Buyer or require any post-Closing Remediation.

            (b) During the Interim Period, in the interest of facilitating an orderly transition of the management of the Acquired Assets at the Closing and permitting informed action by the Buyer regarding its rights pursuant to Section 6.1(a), the Parties agree that a committee comprised of one or more senior representatives designated by the Seller and one or more senior representatives designated by the Buyer (the "Transition Committee") will be established as soon as practicable after the execution of this Agreement to permit the Buyer to observe the operation of the Acquired Assets and to facilitate the transfer of the Acquired Assets to the Buyer at the Closing. The Transition Committee will be kept fully apprised by the Seller of all material VYNPS management and operating developments. The Transition Committee shall have regular access to the management of the Seller (including to any written management reports on the operations of VYNPS given to the Board of Directors). The Transition Committee shall be accountable directly to the respective chief executive officers of the Buyer and the Seller and shall from time to time report its findings to the senior management of each of the Seller and the Buyer. The Transition Committee shall have no authority to enter into a legally binding agreement to bind the Buyer or the Seller. The Buyer in its sole discretion may send personnel to the Site at the Buyer's expense to continue the Buyer's transition efforts with respect to the Acquired Assets. The Seller shall provide the Buyer, at no cost to the Buyer, interim furnished office space, utilities and HVAC at the Facility reasonably necessary to allow the Buyer and its Representatives to conduct their transition efforts during the Interim Period; provided that all other costs and expenses of the Buyer's transition activities shall be borne by the Buyer, including without limitation the cost of workers' compensation and employers' liability coverage and reimbursement of the Seller for any such costs initially charged to the Seller.

            (c) During the Interim Period, the Seller shall retain full authority to conduct all operations at the VYNPS and to make all decisions and take all actions necessary to comply with NRC requirements and the conditions of the NRC Licenses. Nothing contained in this Agreement shall be construed to diminish or impair such authority of the Seller.

            (d) During the Interim Period the Buyer and the Seller will cooperate to work on any mutually agreeable uprate of the Facility, and the Purchase Price shall be increased to reflect the cost of any such uprate work paid for by the Seller.


                                     B-1-60

      6.2 Access to Information. During the Interim Period, the Seller will, during ordinary business hours and upon reasonable notice and subject to compliance with all applicable NRC rules and regulations: (i) permit the Buyer and Buyer's Representatives to have reasonable access, in a manner so as not to unreasonably interfere with the normal operations of the Seller, to all books, records, plants, offices and other facilities and properties constituting the Acquired Assets in order to plan for and facilitate an orderly transition of ownership of the Acquired Assets; (ii) furnish the Buyer with operating data and other information with respect to the Acquired Assets as the Buyer may from time to time reasonably request; and (iii) furnish the Buyer a copy of each material report, schedule or other document filed or received by the Seller with respect to the Acquired Assets with the NRC, FERC, VTDPS, VTPSB or any other Governmental Authority having jurisdiction over the Acquired Assets. All access and inspections by the Buyer (whether pursuant to this Section 6.2 or otherwise) are subject to the following provisions:

            (a) Physical Access (Escorted and Unescorted).

                  (i) The Buyer shall, with respect to each Person designated by the Buyer to have escorted access to the Facility, provide the following information for each such Person to the Plant Manager for the Facility (or his designee) no later than twenty-four (24) hours prior to the proposed time of access by such Person: name, date of birth, social security number, and the name of each nuclear power plant at which such Person has a current badge for unescorted access. The Seller reserves the right where necessary to limit the number of Persons to whom escorted access is provided at any one time on account of safety and/or reasonable logistical considerations.

                  (ii) Subject to the immediately succeeding sentence, the Buyer shall, with respect to each Person designated by the Buyer to have unescorted access to the Facility, provide reasonable notice to the Plant Manager for the Facility (or his designee), so as not to interfere with the normal business operations of the Facility, and such Person shall comply with all existing requirements of the Facility and NRC for unescorted access, including, but not limited to, background investigation, training requirements, fitness-for-duty requirements, a psychological assessment and behavioral observation.

                  (iii) In the event that the Buyer shall have a fitness-for-duty program meeting the requirements of 10 C.F.R. Part 26, the Buyer may request that any Person subject to such program be excused from compliance with the fitness-for-duty program of VYNPS, in which event the provisions of 10 C.F.R. Section 26.23 shall be applicable to such Person designated by the Buyer to have unescorted access to the Facility.

            (b) Access to Records and Information. Under no circumstances shall the Seller be required to provide access to any documents or information constituting or containing "Classified National Security Information" or "Restricted Data", as defined in 10 C.F.R. Part 73. The Seller shall not be required to provide access to any documents or information constituting or containing "Safeguards Information", as defined in 10 C.F.R. Part 73, except to any Person


                                     B-1-61
designated by the Buyer to have access to such information and the Buyer shall have first obtained authorization or concurrence from the NRC for the disclosure of such information to such Person.

            (c) Limitations. Notwithstanding anything to the contrary in this
Section 6.2, the Seller shall: (i) only furnish or provide such access to confidential personnel records and medical records as is allowed by applicable laws; (ii) not provide any information that the Seller or the Seller's counsel reasonably believes constitutes or could reasonably be deemed to constitute a waiver of the attorney-client privilege; and (iii) not be required to supply the Buyer with any information that the Seller is under a legal obligation not to supply, provided that Seller shall use Commercially Reasonable Efforts to obtain consent to disclose all material information otherwise described under this
Section 6.2.

            (d) The Buyer and the Seller acknowledge that all information regarding the Seller and the Sponsors furnished to or obtained by the Buyer or the Buyer's Representatives pursuant to this Section 6.2 shall be treated as Proprietary Information.

            (e) Until December 31, 2012 or such other date as the Parties may agree in writing and subject to all applicable NRC rules and regulations, each Party agrees to provide, at its expense, safe storage for all of the books and records relating to the Acquired Assets, including all Transferred Employee Records or other personnel and medical records required by law, legal process or subpoena, in its possession after the Closing and agrees to provide to the other Party and its Representatives reasonable access to all such materials in its possession to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities and Obligations or the Excluded Liabilities, or other matters relating to or affected by the operation of the Acquired Assets. Such access shall be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.2(e). If the Party in possession of such books and records shall desire to dispose of any such books and records upon or prior to December 31, 2012, such Party shall, prior to such disposition, give the other Party a reasonable opportunity at such other Party's expense, to segregate and remove such books and records as such other Party may select. Notwithstanding the foregoing, the rights of access to medical records and other confidential employee records shall be subject to all applicable legal requirements.

            (f) Seller agrees (i) not to release any Person (other than Buyer) from any confidentiality agreement now existing with respect to the Acquired Assets, or waive or amend any provision thereof and (ii) to assign any rights arising under any such confidentiality agreement (to the extent assignable) to Buyer.

            (g) Notwithstanding the terms of the Confidentiality Agreement,
Section 6.2(b) and Article VIII, the Parties agree that prior to the Closing Buyer may reveal or disclose Proprietary Information to any other Persons in connection with Buyer's financing and risk


                                     B-1-62
management of the Acquired Assets. During the Interim Period the Buyer and the Seller shall consult with each other and coordinate their dealings with Seller's suppliers and vendors. Except as may be permitted in the Confidentiality Agreement or as may have been permitted, with the Seller's written consent during the course of the Buyer's due diligence investigation of the Acquired Assets prior to the Effective Date, the Buyer agrees that, prior to the Closing Date, it will not (i) contact any employees or other contracting parties (other than suppliers and vendors) of the Seller with respect to their employment or service relationship with the Seller or the Buyer in connection with the Acquired Assets, without the prior written consent of the Seller or (ii) contact INPO with respect to any aspect of the Acquired Assets, or the transactions contemplated hereby, without the prior written consent of the Seller.

            (h) Upon notice to the other Party, either Party may provide Proprietary Information of the other Party to the SEC, NRC, FERC, VTDPS, VTPSB or any other Governmental Authority having jurisdiction over the Acquired Assets or any stock exchange, as may be necessary to obtain Seller's Required Regulatory Approvals or Buyer's Required Regulatory Approvals, respectively, or to comply generally with any relevant law, order, rule or regulation. The disclosing Party shall seek confidential treatment for the Proprietary Information provided to any such Governmental Authority and the disclosing Party shall notify the other Party as far in advance as practical of its intention to release to any Governmental Authority any such Proprietary Information.

      6.3 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for Required Regulatory Approvals, shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary herein, Buyer and Seller will share equally the cost of all filing fees under the HSR Act and with respect to any NRC filings required to consummate the transactions contemplated hereby.

      6.4 Further Assurances; Cooperation.

            (a) Subject to the terms and conditions of this Agreement, each of the Parties hereto will use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Acquired Assets pursuant to this Agreement, including, without limitation, using Commercially Reasonable Efforts to ensure satisfaction, but not waiver, of the conditions precedent to each Party's obligations hereunder. Notwithstanding anything in the previous sentence to the contrary, the Seller and the Buyer shall use Commercially Reasonable Efforts to obtain all Permits and Environmental Permits and the NRC Licenses necessary for the Buyer to acquire and operate the Acquired Assets. Neither of the Parties hereto will, without the prior written consent of the other Party, take or fail to take any action, which would reasonably be expected to prevent or materially impede, interfere with


                                     B-1-63
or delay the transactions contemplated by this Agreement, other than as required of such Party under any requirement of law or order or rule of any Governmental Authority.

            (b) From time to time after the Closing, without further consideration, the Seller will, at its own expense, execute and deliver such documents to the Buyer and take such additional action as the Buyer may reasonably request in order to more effectively consummate the sale and purchase of the Acquired Assets or to more effectively vest in the Buyer good and marketable title to the Acquired Assets subject to the Permitted Encumbrances. The Seller shall cooperate with the Buyer, at the Buyer's expense, in the Buyer's efforts to cure or remove any Permitted Encumbrances that the Buyer reasonably deems objectionable. From time to time after the Closing, without further consideration, the Buyer will, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to evidence the Buyer's assumption of the Assumed Liabilities and Obligations.

            (c) To the extent that the Seller's rights under any Seller's Agreement, Licensed Intellectual Property, or Real Property Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible. The Seller and the Buyer agree that if any consent to an assignment of any Seller's Agreement or Real Property Agreement shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the applicable Seller's Agreement or Real Property Agreement so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller, to the maximum extent permitted by law and such Seller's Agreement or Real Property Agreement shall after the Closing appoint the Buyer to be the Seller's agent with respect to such Seller's Agreement or Real Property Agreement, and the Seller shall, to the maximum extent permitted by law and such Seller's Agreement or Real Property Agreement, enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Seller's Agreement or Real Property Agreement. The Seller and the Buyer shall cooperate and shall each use Commercially Reasonable Efforts after the Closing to obtain an assignment of such Seller's Agreement, Licensed Intellectual Property, or Real Property Agreement to the Buyer. The exercise by Buyer and Seller of the terms of this Section shall in no event constitute a waiver of the conditions to Closing set forth in Article VII.

            (d) For a reasonable time after the Closing Date, the Buyer and the Seller agree to provide services to each other as reasonably required to the extent necessary to ensure the continuity of support for VYNPS and the orderly completion of projects or other work in progress that would be adversely affected if those services were interrupted. Such support by one Party to the other will not be unreasonably withheld, provided that requests for such support are made in a timely manner. The Party providing the requested support will be reimbursed for all reasonable costs thereof in accordance with established accounting procedures or on an alternative cost reimbursement basis as mutually agreed by the Parties.


                                     B-1-64

            (e) Until December 31, 2012 or such other date as the Parties may agree in writing, the Buyer shall provide to the Seller, on a rent-free basis, three contiguous offices with secretarial support space at the Brattleboro Site (as designated in Schedule 6.4(e) hereto) or comparable office facilities in the Buyer's other office buildings at the Vernon Site or other site, together with the requisite office furniture, communications equipment, heat, cooling and electric service as is reasonably requested by Seller and in all cases comparable to that provided to Buyer's employees and unrestricted access and egress therefrom necessary to conduct the continuing administrative support activities for the Seller's business. During such period, the Buyer shall also provide to the Seller (at the Buyer's cost) accounting support services for the preparation of employee and contractor tax reports and other audit matters.

            (f) The Buyer agrees to comply with all applicable NEPOOL standards and requirements.

            (g) Within twenty (20) days after the Effective Date, the Seller will call and hold a meeting of its shareholders to seek approval of this Agreement and will promptly give the Buyer a written notice of the results thereof.

      6.5 Public Statements. From time to time after the date hereof until thirty (30) days after the Closing Date, the Parties shall not issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, except as may be required by law, or by orders or rules of any Governmental Authority, the rules of the New York Stock Exchange or by any listing or trading agreement.

      6.6 Notices, Consents and Approvals.

            (a) HSR Filing. The Seller and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties shall cooperate with each other and shall use Commercially Reasonable Efforts to make such filings as promptly as possible after the Effective Date, to respond promptly to any requests for additional information made by either such agency and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer and Seller shall be equally responsible for the cost of all filing fees under the HSR Act, but each Party will bear its own costs for the preparation of any such filing.

            (b) Required Approvals. The Seller and the Buyer shall cooperate with each other and use Commercially Reasonable Efforts to (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) obtain the transfer, issuance or reissuance to the Buyer of all necessary Transferable Permits, and (iv) obtain all necessary consents, approvals and authorizations of all other parties necessary or advisable to consummate the transactions


                                     B-1-65
contemplated by this Agreement or any of the Ancillary Agreements (including, without limitation, the Seller's Required Regulatory Approvals and the Buyer's Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which either of them is bound. Prior to either Party's submission of any filing made in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, the submitting Party shall give such filing to the other Party and the receiving Party shall have the opportunity to review and comment on, as promptly as possible after receipt of such draft filing, all characterizations of the information relating to the transactions contemplated by this Agreement and the Ancillary Agreements which appear therein, and the receiving Party shall have the right to attend and appear in the proceedings relating to such filings. The Parties shall consider, in good faith, such comments before making any filings.

            (c) Nuclear Regulatory Commission Approval. (i) Application. As promptly after the Effective Date as may be feasible, the Buyer and the Seller shall jointly prepare and file an application with the NRC seeking transfer of the NRC Licenses to the Buyer on a schedule consistent with other recent applications for the transfer of other facilities. Thereafter, the Buyer and the Seller shall cooperate with one another to facilitate review of the Application by the NRC Staff, including but not limited to promptly providing the NRC Staff with any and all documents or information that the NRC Staff may reasonably request or require any of the parties to provide or generate.

                  (i) Prosecution of Application. The application shall identify the Buyer and the Seller as separate parties to the application. In the event the processing of such application by the NRC becomes a contested proceeding, until such contested proceeding is completed, the Buyer and the Seller shall have the right to separately appear therein by their own counsel.

                  (ii) Costs of Application and Prosecution. The Buyer and the Seller will each bear their own costs of the preparation, submission and processing of the application, including any contested proceeding that may occur in respect thereof; provided, however, that the Buyer shall bear the costs of all NRC Staff fees payable in connection with the application. In the event that the Parties agree upon the use of common counsel, they shall share equally the fees and expenses of such counsel.

            (d) Other than Transferable Permits, the Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits, Environmental Permits and the NRC Licenses effective as of the Closing Date. The Seller shall have the primary responsibility for securing the transfer, reissuance or procurements of Transferable Permits effective as of the Closing Date. Each Party shall cooperate with the efforts of the other Party in this regard and assist in any transfer or reissuance or procurement of a Permit or Environmental Permit or a Transferable Permit.


                                     B-1-66

            (e) In no event shall either Party in connection with the foregoing proceedings be required to take or refrain from taking any action, or advance or refrain from advancing any position if such action would violate any applicable law, order or rule, or any code of professional conduct applicable to attorneys-at-law.

      6.7   Interim Period Notice.

            (a) The Buyer shall notify the Seller promptly if any information comes to its attention that would excuse the Buyer from the performance of its obligations under this Agreement or the Ancillary Agreements due to the Seller's inability to satisfy any condition to close set forth in Section 7.1.

            (b) The Seller shall notify the Buyer promptly if any information comes to its attention that would excuse the Seller from the performance of its obligations under this Agreement or the Ancillary Agreements due to the Buyer's inability to satisfy any condition to close set forth in Section 7.2.

            (c) The Seller shall promptly notify the Buyer in writing of the existence of any matter, which if in existence on the Effective Date or the Closing Date would cause any of the representations or warranties in Article IV above to be untrue or incorrect. If all of such untrue or incorrect representations or warranties could reasonably be expected to cost more than five hundred thousand dollars ($500,000) in the aggregate to cure, the Buyer shall have the right, if the Seller has not within twenty (20) days after receipt by the Buyer of the notice referred to in the preceding sentence (the "Cure Commencement Period") committed in writing to cure such untrue or incorrect representations or warranties, to terminate this Agreement upon written notice to the Seller. If the cost to cure all of such untrue or incorrect representations or warranties could reasonably be expected to be five hundred thousand dollars ($500,000) or less in the aggregate or if the Buyer does not exercise the right referred to in the preceding sentence or the final sentence of this Section 6.7(c) to terminate this Agreement within twenty (20) days after the Cure Commencement Period or within ninety (90) days after the Cure Commencement Period for such longer period, as the case may be, the written notice pursuant to this Section 6.7(c) shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in Article IV above as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter. If, after the Seller commits to cure such untrue or incorrect representations or warranties exceeding five hundred thousand dollars ($500,000) in the aggregate, the same remain uncured for the earlier of (i) 90 days after the Cure Commencement Period (or such longer period as the Seller is diligently pursuing such cure) or (ii) the Closing, the Buyer may terminate this Agreement by giving written notice of termination to the Seller.

            (d) The Buyer shall promptly notify the Seller in writing of the existence of any matter, which if in existence on the Effective Date or the Closing Date would cause any of the representations or warranties in Article V above to be untrue or incorrect. If all of such


                                     B-1-67
untrue or incorrect representations or warranties could reasonably be expected to cost more than five hundred thousand dollars ($500,000) in the aggregate to cure, the Seller shall have the right, if the Buyer has not within twenty (20) days after receipt by the Seller of the notice referred to in the preceding sentence committed in writing to cure such untrue or incorrect representations or warranties, to terminate this Agreement upon written notice to the Buyer. If the cost to cure all of such untrue or incorrect representations or warranties could reasonably be expected to be five hundred thousand dollars ($500,000) or less in the aggregate or if the Seller does not exercise the right referred to in the preceding sentence or the final sentence of this Section 6.7(c) to terminate this Agreement within twenty (20) days after the Cure Commencement Period or within ninety (90) days after the Cure Commencement Period (or such longer period), as the case may be, the written notice pursuant to this Section 6.7(d) shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in Article V above as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter. If, after the Buyer commits to cure such untrue or incorrect representations or warranties exceeding five hundred thousand dollars ($500,000) in the aggregate, the same remain uncured for the earlier of (i) ninety (90) days after the Cure Commencement Period (or such longer period as the Buyer is diligently pursuing such cure) or (ii) the Closing, the Seller may terminate this Agreement by giving written notice of termination to the Buyer.

            (e) As soon as practicable after the Effective Date, the Buyer shall notify the Seller in writing whether, after a diligent review, it has determined in its reasonable discretion that one or more of the Special Exceptions numbered 14, 23 or 44 listed in Part A of Schedule 4.7 would constitute a material obstacle to the Buyer's ability to operate the Facility after the Closing. If that determination is affirmative, the Buyer and the Seller shall promptly mutually assess the available cures therefor. If the cost to cure such obstacle could reasonably be expected to be five hundred thousand dollars ($500,000) or less, the Seller shall, at its sole expense, undertake to perform such cure as soon as practicable, but in any event prior to Closing. If the cost to cure such obstacle could reasonably be expected to be more than five hundred thousand dollars ($500,000), the Buyer shall have the right, if the Seller has not within a reasonable time committed in writing to cure such obstacle, to terminate this Agreement.

            (f) The Seller shall be entitled to amend, substitute or otherwise modify any Seller's Agreement to the extent that such Seller's Agreement expires by its terms prior to the Closing or is terminable without liability to the Buyer on or after the Closing, or if the terms and conditions of such modified Seller's Agreement constituting the Assumed Liabilities and Obligations are on terms and conditions not less favorable to the Buyer than the original Seller's Agreement. Subject to Sections 6.7(a), (b), (c) and (d), nothing contained herein shall relieve the Seller or the Buyer of any breach of representation, warranty or covenant under this Agreement existing as of the date hereof or any subsequent date as of which such representation, warranty or covenant shall have been made.


                                     B-1-68

            (g) Within ten (10) Business Days after the receipt of any Buyer's or Seller's Required Regulatory Approval, the Party receiving such approval (the "Receiving Party") shall notify the other Party in writing if the approval is not in form and substance reasonably satisfactory to the Receiving Party, in its sole discretion.

      6.8   Employees.

            (a) The Buyer or an Affiliate will offer employment at the Site, commencing as of the Closing, at wages, including, without limitation, base pay and bonuses, not less than the employee was receiving immediately prior to the Closing, and benefits, including benefits provided under any employee benefit plan or program that are comparable to those existing immediately prior to the Closing, for a period of at least twelve months from that date to all regular employees of VYNPC on the Closing Date. As used in Section 6.8, the term "regular employee" excludes those employees who are temporary or casual or who may be considered jointly employed by VYNPC and any other person or entity.

            (b) The Buyer will honor and assume all existing employment contracts referred to in the first sentence of Section 4.11 of VYNPC employees who are Transferred Employees and those entered into pursuant to Section 6.1(a)(ix).

            (c) All offers of employment shall be made in accordance with applicable federal, state and local laws and regulations.

            (d) Unless otherwise specifically provided herein, all Transferred Employees shall retain their seniority and receive full credit for service with the Seller (including service with a Sponsor to the extent credited by Seller) in connection with entitlement to compensation, vacation, benefits and rights under any employment agreement or agreements with any union, to the extent such service is recognized by the Seller.

            (e) If the Buyer terminates the employment of any Transferred Employee, who is not in the bargaining unit represented by the IBEW, during the twelve months immediately following the Closing Date for any reason other than for cause, the Buyer shall provide severance benefits to such affected employee pursuant to any VYNPC severance policy and/or agreements in effect on the Closing (and as set forth in Schedule 4.12(a)) or entered into in accordance with this Agreement.

            (f) As of the Closing, the Buyer shall succeed to all VYNPC's obligations to recognize and bargain with the IBEW or any other properly recognized or certified collective-bargaining representative and shall assume any agreements between the IBEW and VYNPC.

            (g) As of the Closing, all Transferred Employees and their eligible dependents shall commence participation in welfare benefit plans of the Buyer or its Affiliates (the "Replacement Welfare Plans") that will provide benefits or coverage substantially similar to the benefits or coverage provided to the Transferred Employees and their eligible dependents under


                                     B-1-69
the Seller's plans and programs in effect for the Transferred Employees and their eligible dependents immediately prior to the Closing. The Buyer shall (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Transferred Employees and their eligible dependents under the Replacement Welfare Plans, other than, but only to the extent of, limitations or waiting periods that were in effect with respect to such employees under the welfare benefit plans maintained by the Seller and that have not been satisfied as of the Closing Date , and (ii) provide each Transferred Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Closing Date,during a plan year under the Seller's plan that has not ended as of the Closing Date , in satisfying any deductible or out-of-pocket requirements under the Replacement Welfare Plans (on a pro-rata basis in the event of a difference in plan years).

            (h) The Buyer shall assume sponsorship of the Seller's "Thrift Plan for Management Employees" and "Thrift Plan for Employees who are members of the IBEW" (the "Assumed Thrift Plans"), which includes (but is not limited to) the assumption of any and all past, present and future Liabilities pursuant to the Assumed Thrift Plans. The Seller shall cause the Transferred Employees and the Non-Transferred Employees to be fully vested in their respective account balances under the Assumed Thrift Plans immediately before the Closing Date. Non-Transferred Employees will not be considered active participants in the Assumed Thrift Plans, and will not be able to make contributions to the Assumed Thrift Plans. Non-Transferred Employees will be treated as terminated/retired employees under the Assumed Thrift Plans as of the Closing. The Seller shall remain responsible for, and in accordance with the Code, shall timely transfer to the trustee for the Assumed Thrift Plans all required employee contributions to the Assumed Thrift Plans with respect to employment prior to the Closing.

            (i) The Buyer shall assume sponsorship of (i) the "Retirement Plan for the IBEW", which is the Seller's defined benefit pension plan for Union Employees, and (ii) the Final Average Pay Pension Plan, which is the Seller's defined benefit pension plan for Non-Union Employees (collectively referred to as the "Seller's Defined Benefit Plans"), which includes (but is not limited to) the assumption of any and all past, present and future Liabilities pursuant to the Seller's Defined Benefit Plans. The Buyer assumes Liability for all benefit payments under the Seller's Defined Benefit Plans for all participants, whether active, retired, terminated vested participants, or eligible beneficiaries. The Seller shall cause all Transferred Employees and all Non-Transferred Employees to be fully vested in their respective accrued benefits under the Seller's Defined Benefit Plans as of the Closing. Non-Transferred Employees will be treated as terminated/retired employees under the Seller's Defined Benefit Plans as of the Closing.

            (j) The Buyer shall assume sponsorship of the Seller's VEBA for Non-Union Employees and the Seller's VEBA for Union Employees, as well as the 401(h) accounts in the Seller's Defined Benefit Plans maintained by the Seller for the purpose, in whole or in part, of funding post-retirement benefits (collectively referred to as the "Seller's Retiree Welfare Plans"). The Buyer assumes responsibility and Liability for all benefit payments under the Seller's Retiree Welfare Benefit Plans for all participants, whether active, retired, or beneficiaries.


                                     B-1-70

            (k) The Seller shall file in a timely manner all reports or other information required by the Pension Benefit Guaranty Corporation under Section 4043 of ERISA in connection with the transfer of sponsorship of the Seller's Defined Benefit Plans.

            (l) On and after the Closing, the Buyer shall assume Liability for all benefit payments from the Seller's Defined Benefit and Retiree Welfare Benefit Plans.

            (m) The Buyer shall assume Liability for any obligations to make severance payments to any (i) Transferred Employees whose employment with the Buyer or its Affiliates is terminated by the Buyer on or after the Closing or
(ii) employees of the Seller terminated by the Seller prior to the Closing with the written consent of the Buyer.

            (n) The Seller shall be responsible, with respect to the Acquired Assets, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any "employment loss" within the meaning of the WARN Act which occurs solely as a result of actions taken prior to the Closing. The Buyer shall be responsible, with respect to the Acquired Assets, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulation for the notification of employees of any "employment loss" within the meaning of the WARN Act which occurs directly or indirectly as a result of any action taken on or after the Closing.

            (o) The Buyer agrees to assume Liability for COBRA administration for all Transferred Employees, Non-Transferred Employees, and former employees of the Seller, and their qualified beneficiaries who become or became entitled to such COBRA continuation coverage on or before the Closing. Any COBRA coverage provided pursuant to the preceding sentence shall be provided under the Replacement Welfare Plans and need not be identical to the coverage provided under the Seller's welfare benefit plans, except as required by applicable law.

            (p) The Buyer agrees to assume Liability for all of the Seller's obligations to reimburse Transferred Employees who are hired and start work during the Interim Period for relocation expenses payable in accordance with the Seller's policy in effect on the Effective Date and consistent with the Seller's past practice to the extent any such obligations to reimburse eligible expenses are outstanding on the Closing, provided that such amount did not become due, consistent with the Seller's past practice, prior to the Closing. The Buyer further agrees, to the extent consistent with the Seller's past practice, that it will not attempt to recoup from any Transferred Employee who leaves the Buyer's employ after the Closing any relocation expenses that were paid to such employee by the Seller.

            (q) The Seller shall remain responsible for paying Transferred Employees for (i) all salary and wages, and a pro rata share of all bonuses and incentive compensation that were earned for time worked for the Seller prior to the Closing, and (ii) all workers' compensation, disability benefits or other insurance benefits that were accrued and for which entitlement is based upon events occurring prior to the Closing including any incurred claims under employee


                                     B-1-71
benefit plans maintained by the Seller. Nothing in this Agreement shall be construed as making the Seller liable for any benefit under any of the Seller's Benefit Plans for which the Seller would not be liable under the terms of such plans. The Seller shall pay to the Buyer as promptly as practicable following the Closing, but by no later than the thirtieth (30th) day after the Closing, the cash equivalent for all unpaid vacation and holiday time for Transferred Employees which have accrued prior to the Closing. The Buyer shall thereafter be responsible for the payment of such vacation and holiday benefits to Transferred Employees. The Seller shall not be responsible for the payment of sick pay or personal time associated with the Transferred Employees on or after the Closing.

            (r) At the Closing, the Buyer agrees to adopt and assume Liability for any (i) non-tax qualified executive or management retirement program or incentive for any VYNPC employee, (ii) all change-in-control arrangements or agreements for any VYNPC employee, and (iii) all other Benefit Plans and programs of the Seller not expressly referred to in the other clauses of this
Section 6.8, if and to the extent that the assets funding any benefit identified in clause (i), (ii) or (iii), if any, and their income and appreciation, if any, are transferred to the Buyer. In the event those assets cannot be transferred to the Buyer, Seller shall retain all responsibility for those benefits accrued through the Closing. The Buyer shall then establish, effective as of the Closing, comparable benefits for covered executives.

            (s) Subject to the provision of Section 6.8(a), individuals who are otherwise "Union Employees" or "Non-Union Employees" but who on any date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act of 1993, the Vermont Parental and Family Leave laws and regulations, or due to any other authorized leave of absence, shall nevertheless be treated as "Union Employees" or as "Non-Union Employees," as the case may be, on such date if they are able to (i) return to work within the protected period under the Family and Medical Leave Act of 1993, the Vermont Parental and Family Leave laws and regulations, or such other leave (which in any event shall not extend more than twelve (12) weeks after the Closing Date or such longer period required by law), whichever is applicable, and (ii) perform the essential functions of their job with or without a reasonable accommodation.

            (t) The Seller shall make available to the Buyer reasonable information regarding compensation and employee benefit coverages and the services of appropriate employees at such reasonable times, including prior to the Closing, as may be reasonably necessary for the design and proper administration by the Buyer of any matters relating to service, compensation and employee benefits affecting Transferred Employees. The Seller shall use Commercially Reasonable Efforts (i) to secure any consent necessary in order to provide the Buyer such information and (ii) to cooperate to effect the transfer to the Buyer of any insurance policies, third-party administration agreements or any other contracts or agreements maintained by the Seller that relate to the Benefit Plans and which are necessary of the delivery of benefits to the Transferred Employees.

            (u) The Buyer shall pay all employees who are employed by the Seller on the Closing Date (whether they become Transferred Employees or not) and who are not in the


                                     B-1-72
bargaining unit represented by IBEW Local 300 a one-time One Thousand Dollar ($1,000) payment, less applicable deductions, within 30 days after the Closing. The Buyer shall negotiate with the IBEW a payment for Union Employees which when added to any bonus relating to the sale of the Facility provided in the IBEW Collective Bargaining Agreement shall equal $1,000.

      6.9   Risk of Loss.

            (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Acquired Assets shall be borne by the Seller. The Seller shall replace or repair any damage to the Acquired Assets in accordance with Good Utility Practices, except as otherwise provided in paragraphs (b) or (c) below. The Seller agrees to provide the Buyer such information as the Buyer shall reasonably request in connection with the repair, replacement or damage to any Acquired Asset.

            (b) If, before the Closing all or any portion of the Acquired Assets is taken by eminent domain or is the subject of a pending or (to the Knowledge of the Seller) contemplated taking which has not been consummated, the Seller shall notify the Buyer promptly in writing of such fact. If such taking could reasonably be expected to have a Material Adverse Effect, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable (i) adjustment to the Purchase Price or (ii) restoration or replacement of such Acquired Assets) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such taking, then the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1(g). If such taking could not reasonably be expected to have a Material Adverse Effect, there shall be no adjustment to the Purchase Price.

            (c) If, before the Closing all or any portion of the Acquired Assets are damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction could reasonably be expected to have a Material Adverse Effect and the Seller has not notified the Buyer of its intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller has notified the Buyer of such casualty, then the Buyer may terminate this Agreement pursuant to Section 10.1(g). If such damage or destruction could not reasonably be expected to have a Material Adverse Effect, there shall be no adjustment to the Purchase Price, provided that Seller shall remain obligated to replace or repair such damage.

      6.10  Decommissioning Funds.


                                     B-1-73

            (a) Between the Effective Date and the Closing, the Seller will make additional deposits from time to time to the the Decommissioning Funds in accordance with the FERC Order and IRS requirements. Notwithstanding the foregoing, in the event the aggregate value of the Qualified Decommissioning Fund and the Nonqualified Decommissioning Fund, as of the Closing, is less than the minimum decommissioning amount required for VYNPS by the applicable regulations of the NRC (the "NRC Minimum"), Seller shall be required to make an additional deposit to the Nonqualified Decommissioning Fund so that the aggregate value of the Qualified Decommissioning Fund and Nonqualified Decommissioning Fund together, measured as of the Closing, is equal to the NRC Minimum, provided, however, that such additional deposit together with the deposits made pursuant to the preceding sentence, shall in no event exceed an aggregate amount equal to (x) $16,777,380 multiplied by (y) the number of days between July 1, 2001 and the Closing Date and divided by (z) 365.

            (b) At the Closing, the Seller shall cause all of the assets of the Decommissioning Funds to be transferred to the Trustee under the Buyer's Post-Closing Decommissioning Trust Agreement.

            (c) Except as otherwise directed by the Buyer, the Seller shall ensure that the assets in the Nonqualified Decommissioning Fund as of the Closing Date consist of equity securities and/or fixed income securities and include minimal cash or general deposit accounts or other "Class I assets" within the meaning of Treas. Reg. Section 1.338-6T(b)(1).

            (d) Between the date hereof and the Closing, the Seller (i) will cause the assets of the Decommissioning Funds to be invested in accordance with the Investment Guidelines to the Seller's Decommissioning Trust Agreement in effect as of January 1, 2001 and (ii) will cause the Decommissioning Funds to maintain target protection positions in accordance with the policy described in the Vermont Yankee Decommissioning Master Trust Protection Program Policy Statement dated February 20, 2001.

      6.11  Spent Nuclear Fuel Fees.

            (a) Between the date hereof and the Closing, and at all times thereafter, the Seller will pay as they come due all Spent Nuclear Fuel Fees and any other fees associated with electricity generated at VYNPS prior to the Closing, and the Buyer shall have no liability or responsibility therefor. The Buyer shall pay and discharge all fees and expenses associated with electricity generated at VYNPS from and after the Closing, and the Seller shall have no liability or responsibility therefor. The Buyer shall assume title to and responsibility for the storage and disposal of the Spent Nuclear Fuel in VYNPS as of the Closing. The Seller shall assign to the Buyer the DOE Standard Contract, except for the obligation to pay the one time fee, and shall provide the required notice to the DOE within ninety (90) days of transfer of title to spent fuel.

            (b) The Seller agrees, upon receipt of at least 30 days advance written notice from the Buyer of the date on which the one-time fee for fuel burned prior to April 7, 1983 under the DOE Standard Contract will become due and payable in accordance with the terms of the


                                     B-1-74

DOE Standard Contract, to cause such fee to be duly paid when due, subject to any rights of set-off to which the Seller may be entitled by reason of the Department of Energy's defaults under said DOE Standard Contract.

      6.12 Department of Energy Decontamination and Decommissioning Fees. The Seller will continue to pay all Department of Energy Decontamination and Decommissioning Fees relating to nuclear fuel purchased and consumed at VYNPS prior to the Closing, including, without limitation, all annual Special Assessment invoices to be issued after the Closing by the Department of Energy, as contemplated by its regulations at 10 C.F.R. Part 766 implementing Sections 1801, 1802 and 1803 of the Atomic Energy Act.

      6.13 Cooperation Relating to Insurance and Price-Anderson Act. Until the Closing, the Seller will maintain in effect the same level of property damage and liability insurance for the Facility as in effect on the date hereof, including those insurance policies described in Schedule 4.9. The Seller shall cooperate with the Buyer's efforts to obtain insurance, including insurance required under the Price-Anderson Act or other Nuclear Laws with respect to the Acquired Assets. In addition, the Seller agrees to use reasonable efforts to assist the Buyer in making any claims against pre-Closing insurance policies of the Seller that may provide coverage related to Assumed Liabilities and Obligations.

      6.14 Tax Clearance Certificates. The Seller and the Buyer shall cooperate and use their Commercially Reasonable Efforts to cause the Tax clearance certificates described in Schedule 4.24 of this Agreement to be issued by the appropriate taxing authorities prior to the Closing Date or as soon as practicable thereafter.

      6.15 Nuclear Insurance Policies . The Buyer shall obtain and maintain policies of liability and property insurance with respect to the ownership, operation and maintenance of the Facility which shall afford protection against the insurable hazards and risks with respect to which units of similar size and type customarily maintain insurance, and which meets the requirements of 10 C.F.R. 50.54(w) and 10 C.F.R. Part 140. Such coverage shall include nuclear liability insurance from ANI in such form and in such amount as will meet the financial protection requirements of the Atomic Energy Act, and an agreement of indemnification as contemplated by Section 170 of the Atomic Energy Act. In the event that the nuclear liability protection system contemplated by Section 170 of the Atomic Energy Act is repealed or changed, the Buyer shall obtain and maintain, to the extent commercially available on reasonable terms, alternate protection against nuclear liability. In addition, the Buyer shall provide the financial assurance that it will be able to pay the retrospective premiums for the Facility as prescribed by Section 170 of the Atomic Energy Act.

      6.16 Private Letter Ruling Requests . The Parties agree to cooperate in good faith in the preparation and filing of any private letter ruling requests to be made by the Buyer and the Seller (which shall be made as a single, joint filing by both Parties) in order to obtain the tax treatment desired by the Parties with respect to the transfer of the Decommissioning Funds pursuant to the terms of this Agreement (the "Private Letter Ruling Requests"). Without limiting


                                     B-1-75
the generality of the foregoing, the Buyer and the Seller shall use Commercially Reasonable Efforts to obtain one or more private letter ruling(s) from the IRS (the "Requested Rulings"), and further, the Buyer and the Seller shall use Commercially Reasonable Efforts to obtain private letter ruling(s) from the IRS determining that the Seller's net operating loss attributable to the decommissioning obligations assumed by the Buyer will qualify for specified liability loss treatment under section 172 of the Code. Neither the Buyer nor the Seller shall take any action that would cause the transfer of assets from the Seller's Qualified Decommissioning Fund to the Buyer's Qualified Decommissioning Fund to fail to satisfy the requirements of Treas. Reg. 1.468A-6(b) (assuming solely for purposes of this sentence that the interest acquired by the Buyer constitutes a "qualified interest" in a "nuclear power plant" as defined in Treas. Reg. 1.468A-5(b), or cause the Buyer and the Seller to fail to obtain such a private letter ruling. The Buyer and the Seller shall take such actions as may be reasonably necessary to ensure that the request for such rulings does not result in a delay in receipt of the Requested Rulings.

      6.17  Tax Matters.

            (a) All transfer and sales Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer. The Buyer will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales Taxes, and Seller will be entitled to review such Tax Returns in advance and, if required by applicable law, will join in the execution of any such Tax Returns or other documentation. Prior to the Closing, the Buyer will provide to the Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority.

            (b) With respect to Taxes to be prorated in accordance with Section
3.5 of this Agreement, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Acquired Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval for those periods prior to the Closing, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval no later than fifteen (15) Business Days prior to the due date for filing such Tax Return. Not less than five (5) Business Days prior to the due date of any such Tax Return, the Seller shall pay to Buyer the amount shown as due on such Tax Return determined in accordance with Section 3.5 of this Agreement.

            (c) The Buyer and the Seller shall provide the other Party with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 6.17(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto.


                                     B-1-76

            (d) In the event that a dispute arises between the Seller and the Buyer as to the amount of Taxes, or the amount of any allocation of Purchase Price under Section 3.4, the Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by the Seller and the Buyer. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

      6.18 Intentionally Omitted

      6.19 Decommissioning. The Buyer hereby agrees that it will complete, at its expense, the Decommissioning of the Facility once the Facility is no longer utilized for power generation, and that it will complete all Decommissioning activities in accordance with all applicable laws and requirements, including those of the NRC, the Environmental Protection Agency and the State of Vermont as may be in effect as of the date that the Facility is proposed to be declared to be fully decommissioned, except that, whether or not permitted by any law or regulation, entombment shall not be an acceptable form of Decommissioning. The Seller shall disclose to the Buyer any and all commitments or representations, oral or otherwise, to any Governmental Authority with respect to the foregoing.

      6.20 Guarantee. (a) Guarantor irrevocably and unconditionally guarantees to the Seller the full and prompt payment and satisfaction on its due date of the Cash Purchase Price and the due and punctual performance by the Buyer of all covenants and agreements to be performed under this Agreement at or prior to the Closing, in each case subject to the terms and conditions of this Agreement (collectively, the "Guaranteed Obligations"). In the event any part of the Guaranteed Obligations shall not have been so paid or performed in full when due and payable or when performance is due, as the case may be, Guarantor will, immediately upon notice by the Seller or, without notice, immediately upon the occurrence of any bankruptcy, liquidation, dissolution, insolvency, or reorganization of, or other similar proceedings involving, Buyer, pay or cause to be paid to the Seller (for its benefit or for the benefit of the obligee of such Guaranteed Obligation) the amount of such Guaranteed Obligations which are then due and payable and unpaid or unperformed, as the case may be. The obligations of Guarantor hereunder shall not be affected by the invalidity, unenforceability or irrecoverability of any of the Guaranteed Obligations as against the Buyer or any other Person. All payments or performance by Guarantor under this Section 6.20 shall be made on the same basis as payments or performance by the Buyer in accordance with this Agreement notwithstanding the fact that the collection or enforcement thereof against the Buyer may be stayed or enjoined under Title 11 of the United States Code (the "Bankruptcy Code") or other applicable law.


                                     B-1-77

      (b) Guarantor's obligation pursuant to this Section 6.20 is an unconditional guaranty of payment and not of collectibility and is in no way conditional or contingent. This Section 6.20 is irrevocable and shall remain in full force and effect until the earlier of (x) the termination date of this Agreement pursuant to Section 10.1(e), (y) the payment in full, satisfaction and discharge of all Guaranteed Obligations, and (z) the Closing. Guarantor acknowledges that the Seller has entered into the Agreement in reliance on this
Section 6.20 being a continuing and irrevocable agreement and Guarantor agrees that its obligations hereunder may not be revoked either in whole or in part.

      (c) The obligations and liability of Guarantor under this Section 6.20 shall be absolute, unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any change in time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment to, modification of, waiver of, or any consent to departure from, this Agreement; (b) any change in ownership of Guarantor or Buyer; (c) any bankruptcy, insolvency, or reorganization of, or other similar proceedings involving Guarantor or Buyer; or (d) any other circumstances which might otherwise constitute a legal or equitable discharge of a surety or Buyer.

      (d) If, as a result of bankruptcy, insolvency or reorganization of the Buyer or for any other reason, a claim is made upon the Seller at any time for repayment or recovery of any amounts received by the Seller from any source on account of any of the Guaranteed Obligations and the Seller repays or returns any amounts so received, or if the Seller becomes liable for any part of such claim by reason of any judgment or order of any court or administrative authority having competent jurisdiction, or for any settlement or compromise of any such claim, then Guarantor shall remain liable for the amounts so repaid or returned, or for the amounts for which the Seller becomes liable, as the case may be (such amounts being deemed part of the Guaranteed Obligations), to the same extent as if such amounts had never been received by the Seller, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing the Guaranteed Obligations. Not later than five days after receipt of notice from the Seller, Guarantor shall pay to the Seller an amount equal to the amount of such repayment or return for which the Seller has so become liable. Payments hereunder by Guarantor may be required by the Seller on any number of occasions. If and to the extent that Guarantor makes any payment to the Seller or to any other person pursuant to or in respect of this Section 6.20, any claim which Guarantor may have against the Buyer by reason thereof shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations.

      (e) Except to the extent expressly required by this Agreement, Guarantor waives, to the fullest extent permitted by the provisions of applicable law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):

      (i) presentment, demand for payment and protest of nonpayment of any of the Guaranteed Obligations, and notice of protest, dishonor or nonperformance;


                                     B-1-78

      (ii) notice of acceptance of this Section 6.20 and notice that credit has been extended in reliance on Guarantor's guarantee of the Guaranteed Obligations;

      (iii) notice of any breach or default under this Agreement or of any inability to enforce performance of the obligations of the Buyer with respect to this Agreement or notice of any acceleration of maturity of any Guaranteed Obligations;

      (iv) demand for performance or observance of, and any enforcement of any provision of this Agreement, the Guaranteed Obligations or any pursuit or exhaustion of rights or remedies against the Buyer in respect of the Guaranteed Obligations or any requirement of diligence or promptness on the part of the Seller in connection with any of the foregoing;

      (v) any act or omission on the part of the Seller which may impair or prejudice the rights of Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from the Buyer, or otherwise operate as a deemed release or discharge;

      (vi) any statute of limitations or any statute or rule of law which provides that the obligation of a surety must be neither larger in amount not in other respects more burdensome than the obligation of the principal;

      (vii) any "single action" or "anti-deficiency" law which would otherwise prevent the Seller from bringing any action, including any claim for a deficiency, against Guarantor before or after the Seller's commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or any other law which would otherwise require any election of remedies by the Seller;

      (viii) all demands and notices of every kind with respect to the foregoing; and

      (ix) to the extent not referred to above, all defenses (other than payment or performance) which the Buyer may now or hereafter have to the payment of the Guaranteed Obligations, together with all suretyship defenses, which could otherwise be asserted by Guarantor.

      Guarantor represents that it has obtained the advice of counsel as to the extent to which suretyship and other defenses may be available to it with respect to its obligations hereunder in the absence of the waivers contained in this Section 6.20(e).

      No delay or omission on the part of the Seller in exercising any right under this Agreement shall operate as a waiver or relinquishment of such right. No action which the Seller or the Buyer may take or refrain from taking with respect to the Guaranteed Obligations shall affect the provisions of this
Section 6.20 or the obligations of the Buyer hereunder. None of the Seller's rights shall at any time in any way be prejudiced or impaired by any act or failure to act


                                     B-1-79
on the part of the Buyer, or by any noncompliance by the Buyer with this Agreement, regardless of any knowledge thereof which the Seller may have or otherwise be charged with.

      (f) This Section shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of and be enforceable by the Seller and its successors and permitted assigns.

      (g) Guarantor agrees that, until the Guaranteed Obligations are paid in full or terminated pursuant to Section 6.20(b), it will not exercise any right of reimbursement, subrogation, contribution, offset or other claims against the Buyer arising by contract or operation of law in connection with any payment made or required to be made by the Buyer under this Section 6.20. After the payment in full of the Guaranteed Obligations, Guarantor shall be entitled to exercise against the Buyer all such rights of reimbursement, subrogation, contribution and offset, and all such other claims, to the fullest extent permitted by law.

      Guarantor covenants and agrees that, until the Guaranteed Obligations are paid in full or terminated pursuant to Section 6.20(b), all Liabilities now or hereafter owing by the Buyer to Guarantor, whether arising hereunder or otherwise, are subordinated to the prior payment in full of the Guaranteed Obligations and are so subordinated as a claim against the Buyer of any of its assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such Liability will be made or received while any breach or default in respect of the Guaranteed Obligations exists hereunder. If, notwithstanding the foregoing, any payment with respect to any such Liability is received by Guarantor in contravention of this Section 6.20, such payment shall be held in trust for the benefit of the Seller and promptly turned over to it in the original form received by Guarantor.

                                   ARTICLE VII
                                   CONDITIONS

      7.1 Conditions to Obligations of the Buyer. The obligations of the Buyer to purchase the Acquired Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing (or the waiver in writing by the Buyer) of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Seller set forth in Article IV shall be true and correct in all material respects (except if such representation or warranty is subject to a Material Adverse Effect, or other materiality threshold, in which case such representation or warranty shall be true and correct in all respects) as though made at and as of the Closing, (except with respect to any representation or warranty expressly made as of the Effective Date, which shall be deemed made as of the Effective Date) and the Buyer shall have received certificates from an authorized officer of the Seller, dated the Closing Date, to the effect that the conditions set forth in Sections 7.1(a), (b), (d), (e) and (i) have been satisfied by the Seller;


                                     B-1-80

            (b) Performance by the Seller. The Seller shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing and the Seller shall have delivered, or caused to be delivered, to the Buyer at the Closing the Seller's closing deliveries described in Section 3.6;

            (c) Buyer's Required Regulatory Approvals. The Buyer shall have received all of the Buyer's Required Regulatory Approvals, which approvals shall be in form and substance reasonably satisfactory to the Buyer in its sole discretion and such approvals shall be final;

            (d) The Seller's Required Regulatory Approvals. The Seller shall have received all of the Seller's Required Regulatory Approvals and shall have effectively transferred all Transferable Permits, in each case without terms and conditions that, either singly or in the aggregate, as determined by the Buyer in its sole discretion, are reasonably likely to have a Material Adverse Effect and such approvals shall be final;

            (e) Absence of Litigation. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Acquired Assets contemplated herein shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted by any state or federal government of Governmental Authority which prohibits the consummation of the sale of the Acquired Assets;

            (f) Anti-trust Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated or it shall have been determined to the Parties' mutual satisfaction that all transactions between the Parties are exempt from the HSR Act;

            (g) Deliveries. The Seller shall have complied with the delivery requirements of Section 3.6;

            (h) Title Commitments. The issuer of the Title Commitment shall have made available to the Buyer at standard rates, a current ALTA (1992) Owner's Title Insurance Policy insuring title to the fee interests in the Acquired Assets consisting of Real Property and improvements thereon to be conveyed/granted to the Buyer pursuant to this Agreement in an amount equal to that portion of the Purchase Price properly allocable to such interests, subject only to Permitted Encumbrances;

            (i) Material Adverse Effect. Since the Effective Date, there shall not have occurred and be continuing any change, effect, event, occurrence, or state of facts that, together with any inaccuracies disclosed pursuant to
Section 6.7(c) that remain uncured, constitute a Material Adverse Effect, other than those arising from facts or circumstances (i) that were within the Buyer's Knowledge on the Effective Date and were not required to be corrected or remediated before the Closing by this Agreement, or (ii) that were disclosed on any of the


                                     B-1-81

Schedules and were not required to be corrected or remediated before the Closing by this Agreement;

            (j) Ancillary Agreements. The Ancillary Agreements shall be in full force and effect on the Closing;

            (k) Opinion of the Seller's Counsel. The Buyer shall have received an opinion or opinions from the Seller's counsel dated the Closing Date, substantially in the form of Exhibit G hereto;

            (l) Release of Liens. The lien of the Mortgage Indentures, and any other Encumbrances other than the Permitted Encumbrances, on the Acquired Assets shall have been released and any documents necessary to evidence such releases shall have been delivered to the title company;

            (m) Requested Rulings. The Buyer shall have received the Requested Rulings;

            (n) No Outage. At the Closing, no forced reduction of greater than 5% of the electrical capacity of the Facility and no unscheduled outage shall be ongoing at the Facility;

            (o) Seller's Agreements. The Seller shall have received third party consents to assignment of all Seller's Agreements (other then those listed in Schedule 2.3(a)), Real Property Agreements and Transferable Permits required to transfer such Agreements or Transferable Permits, except those for which arrangements reasonably satisfactory to the Buyer have been made pursuant to
Section 6.4(c) and those the failure to obtain which would not have a Material Adverse Effect, and the Seller shall deliver assignments to each of such Seller's Agreements, Real Property Agreements and Transferable Permits;

            (p) IBEW Collective Bargaining Agreement. If the Old IBEW Contract was in effect on the Effective Date and the Seller has since entered into a replacement contract with the IBEW, such replacement contract shall be in a form and substance reasonably satisfactory to the Buyer;

            (q) Intellectual Property. The Buyer shall have received licenses for all of the Licensed Intellectual Property, except where the failure to obtain such licenses would not have a Material Adverse Effect;

            (r) Vernon Dam. The Indenture dated August 1, 1970 between Seller and New England Power Company, as assigned, relating generally to the Vernon Dam shall have been recorded in the land records of the Town of Vernon, Windham County, Vermont as an encumbrance against the Vernon Site and evidence of such recording shall have been delivered to the Buyer in form and substance reasonably satisfactory to the Buyer, and the Seller shall have assigned to the Buyer its interest as grantee thereunder with respect to the rights granted therein relating to the Vernon Dam and the site thereof, which instrument of assignment shall be in


                                     B-1-82
recordable form and substance reasonably satisfactory to the Buyer and shall be in full force and effect;

            (s) Black Start. The Buyer, U.S. Generating Company (or its successor), GMPC and NEPCO shall have entered into an agreement, satisfying applicable NRC license or operation requirements, providing for the supply of power with respect to so-called "black start" of the Facility during periods when the Facility is not operating and the electrical supply referred to in subsection (t) below is not available which agreement shall be in substance reasonably satisfactory to Buyer and such agreement shall be in full force and effect;

            (t) Cooling Water Flow. The Buyer and U.S. Generating Company (or its successor) shall have entered into an agreement dealing with cooling water flow requirements, which agreement shall be in a form and substance reasonably satisfactory to Buyer and such agreement shall be in full force and effect;

            (u) Station Backup. GMPC, Seller and Buyer shall have entered into an agreement which, among other things, assigns to the Buyer the Seller's interest in an Amended Agreement dated November 27, 1989 providing for the purchase of electric energy for the operation of the Facility from GMPC for station service backup and outage power, which agreement shall be in form and substance reasonably satisfactory to Buyer and such agreement shall be in full force and effect;

            (v) Interconnection. Buyer and NEPCO shall have entered into an agreement with respect to the interconnection of NEPCO's Vernon substation, the Vernon Dam and the Facility, which agreement shall be in form and substance reasonably satisfactory to the Buyer and such agreement shall be in full force and effect; and

            (w) Tax Agreement with Town of Vernon. The Buyer shall have entered into a tax stabilization agreement with the Town of Vernon with respect to the Real Property located in the Town of Vernon.

      The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating on or prior to the Closing Date and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing so states.

      7.2 Conditions to Obligations of the Seller. The obligations of the Seller to sell the Acquired Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing (or the waiver in writing by the Seller) of the following conditions:

            (a) Representations and Warranties of Buyer. The representations and warranties of the Buyer set forth in Article V shall be true and correct in all material respects (except if such representation or warranty is subject to a Material Adverse Effect, or other materiality threshold, in which case such representation or warranty shall be true and correct in


                                     B-1-83
all respects) at and as of the Closing (except with respect to any representation or warranty expressly made as of the Effective Date, which shall be deemed made as of the Effective Date) and the Seller shall have received certificates from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the Knowledge of the Buyer, the conditions set forth in Sections 7.2(a), (b), (d) and (e) have been satisfied by the Buyer;

            (b) Performance by the Buyer. The Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing and the Buyer shall have delivered, or caused to be delivered, to the Seller the Buyer's closing deliveries described in Section 3.7;

            (c) Seller's Required Regulatory Approvals. The Seller and its Sponsors shall have received the Seller's Required Regulatory Approvals, which approvals shall be in form and substance reasonably satisfactory to the Seller (or the affected Sponsor) in the sole discretion of the Seller or such Sponsor and such approvals shall be final;

            (d) Buyer's Required Regulatory Approvals. The Buyer shall have received all of the Buyer's Required Regulatory Approvals in each case without terms and conditions that, either singly or in the aggregate, are reasonably likely to have a Material Adverse Effect and such approvals shall be final;

            (e) Absence of Litigation. No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale of the Acquired Assets contemplated herein shall have been issued and remain in effect and no statute, rule, or regulation shall have been enacted by any state or federal government of Governmental Authority which prohibits the consummation of the sale of the Acquired Assets;

            (f) Deliveries. The Buyer shall have complied with the delivery requirements of Section 3.7;

            (g) Anti-trust Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated or it shall have been determined to the Parties' mutual satisfaction that all transactions between the Parties are exempt from the HSR Act;

            (h) NEPOOL. The Buyer shall be a member in good standing of NEPOOL;

            (i) Requested Rulings. The Seller shall have received the Requested Rulings;

            (j) Lien Releases. The lien of the Mortgage Indentures on the Acquired Assets shall have been released and any documents necessary to evidence such release shall have been delivered to the title company;


                                     B-1-84

            (k) Assumption of Union Contract. Effective upon Closing, the Buyer shall have assumed, as set forth in Section 6.8, all of the applicable obligations under any agreements between the IBEW and VYNPC as they relate to Transferred Union Employees;

            (l) Opinion of the Buyer's Counsel. The Seller shall have received an opinion from the Buyer's counsel dated the Closing Date, substantially in the form of Exhibit H hereto;

            (m) Ancillary Agreements. The Buyer shall have entered into those Ancillary Agreements to which it is a party and each of the Sponsors shall have entered into those Ancillary Agreements to which is a party, and all Ancillary Agreements shall be in full force and effect; and

            (n) Financial Matters. The financial arrangements described in
Schedule 7.2(n) shall be in full force and effect and all documentation relating thereto shall be reasonably satisfactory to Seller.

      The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating on or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

            (a) Each Receiving Party and each Representative thereof will treat and hold as confidential all Proprietary Information, refrain from using any such Proprietary Information except in connection with this Agreement, the Related Agreements and transactions contemplated hereby and thereby, and, if this Agreement is terminated prior to Closing, deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments and all copies, summaries or abstracts of any Proprietary Information received from such Disclosing Party which are in his or its possession. All Proprietary Information relating to the Acquired Assets as may be delivered to the Buyer prior to the Closing shall become Buyer's Proprietary Information and the Buyer shall be deemed to be the Disclosing Party with respect thereto upon consummation of the Closing, and the Seller shall not thereafter disclose any such Proprietary Information except to the extent allowed herein; provided, however, that, any such information which was not treated as confidential or proprietary by the Seller prior to Closing shall not become confidential or Proprietary Information of the Buyer after the Closing. In the event that the Receiving Party or any Representative thereof is requested or required (including, without limitation, (i) pursuant to any rule or regulation of any stock exchange or other self-regulatory organization upon which any of the Receiving Party's securities are listed, or (ii) by request for information or documents by any Governmental Authority or in any legal proceeding, including, without limitation, Buyer's Required Regulatory Approval and Seller's Required Regulatory Approval processes, interrogatory, subpoena, civil investigative demand, or similar process or pursuant to any


                                     B-1-85
freedom of information or open meeting law applicable to the Seller) to disclose any Proprietary Information, the Receiving Party will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Article VIII. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Proprietary Information to any tribunal or else stand liable for contempt or to disclose any Proprietary Information to any Person in compliance with any freedom of information or open meeting law, the Receiving Party may disclose the Proprietary Information to the tribunal or such Person; provided, however, that the Receiving Party shall use its Commercially Reasonable Efforts to obtain, at the request of the Disclosing Party and at the Disclosing Party's cost, a voluntary agreement or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as the Disclosing Party shall designate.

            (b) The obligations of the Parties contained in this Section 8 shall remain in full force and effect for three (3) years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and any transfer of title to the Acquired Assets. Notwithstanding the foregoing, the Parties shall continue to keep confidential any information required by law.

            (c) The Receiving Party may provide Proprietary Information to the VDPS, VPSB, the FERC, the NRC, the SEC, the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Authority with jurisdiction, as necessary, to obtain any consents, waivers or approvals or as may be necessary in order to comply generally with any law, rule or regulation as may be required for the Parties to undertake the transactions contemplated hereby. The Receiving Party will seek confidential treatment for such Proprietary Information provided to any such Governmental Authority and the Receiving Party will notify the Disclosing Party as far in advance as is practicable of its intention to release to any such Governmental Authority any such Proprietary Information, so as to permit such Disclosing Party a reasonable opportunity to obtain a protective order.

            (d) Notwithstanding anything set forth herein, nothing in this Agreement shall be interpreted as precluding any Party from reporting or disclosing any information (i) to the NRC concerning any perceived safety issue within the NRC's regulatory jurisdiction, (ii) to any Governmental Authority having jurisdiction, (iii) with the prior written consent of the Disclosing Party, or (iv) to its Affiliates, attorneys, financial advisors and accountants who are assisting such Party in connection with the transactions contemplated by this Agreement, provided that such Affiliates, attorneys, financial advisors and accountants acknowledge the provisions of this Section 8 and agree to be bound hereby.

                                   ARTICLE IX
                                 INDEMNIFICATION

      9.1   Indemnification.


                                     B-1-86

            (a) The Buyer shall indemnify, defend and hold harmless the Seller, its Affiliates, and any of their officers, directors, employees, shareholders and agents (each, a "Seller Indemnitee") from and against any and all claims, demands, suits, Losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, audits, investigations, hearings, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss"), asserted against or suffered by any Seller Indemnitee, that relate to, result from or arise out of (i) any breach by the Buyer or Guarantor of any representation, warranty or covenant contained in this Agreement, provided, however, in the case of a breach of a representation or warranty contained in Article V, such Indemnifiable Losses shall in the aggregate exceed Five Hundred Thousand Dollars ($500,000) less the cost of curing untrue or incorrect representations or warranties described in Section 6.7(d) that were not cured by the Buyer or Guarantor, (ii) the Assumed Liabilities and Obligations, (iii) any loss or damages resulting from or arising out of any Inspection, (iv) any Third Party Claims against a Seller Indemnitee arising out of or in connection with the Buyer's ownership or operation of VYNPS and other Acquired Assets on or after the Closing subject to the proviso in clause (i), if applicable, or (v) Taxes attributable to taxable income resulting from the Qualified Decommissioning Funds post-Closing.

            (b) The Seller shall indemnify, defend and hold harmless the Buyer, its Affiliates, and any of their officers, directors, members, employees, shareholders, Representatives and agents (each, a "Buyer Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee, that relate to, result from or arise out of (i) any breach by the Seller of any representation, warranty or covenant contained in this Agreement, provided, however, in the case of a breach of a representation or warranty contained in Article IV, such Indemnifiable Losses shall in the aggregate exceed Five Hundred Thousand Dollars ($500,000) less the cost of curing untrue or incorrect representations or warranties described in Section 6.7(c) that were not cured by the Seller, (ii) the Excluded Liabilities, (iii) noncompliance by the Seller with any bulk sales or transfer laws as provided in
Section 11.12, (iv) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with the Seller's ownership or operation of the Acquired Assets on or prior to the Closing (except to the extent related to Assumed Liabilities and Obligations), subject to the proviso in clause (i), if applicable, (v) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with the Seller's ownership or operation of the Excluded Assets, (vi) all Taxes incurred by reason of any act of the Seller that either constitutes an act of "self-dealing" as defined in Treas. Reg. Section 1.468A-5(b)(2) or results in the disqualification of the Qualified Decommissioning Fund under Treas. Reg. Section 1.468A-5 or (vii) any claims or attachments of the Seller or any creditor of the Seller against the Decommissioning Funds after the Closing.

            (c) The expiration or termination of any representation or warranty shall not affect the Parties' obligations under this Section 9.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with


                                     B-1-87
proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

            (d) The rights and remedies of the Seller and the Buyer under this
Article IX are the sole and exclusive remedies and in lieu of any and all other rights and remedies which the Seller and the Buyer may have under this Agreement or otherwise, with respect to (i) any breach of any representation or warranty set forth in this Agreement or (ii) the Assumed Liabilities and Obligations or the Excluded Liabilities, as the case may be. The indemnification obligations of the Parties set forth in this Article IX apply only to matters arising out of this Agreement, excluding the Ancillary Agreements. Any Indemnifiable Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in the Ancillary Agreement under which the Indemnifiable Loss arises. The maximum aggregate exposure for indemnity by the Seller or by the Buyer for any and all claims of breaches or inaccuracies of representations or warranties made hereunder and indemnification of claims relating thereto shall be Twenty Million Dollars ($20,000,000).

            (e) Except for obligations under this Article IX, no Party (including an Indemnitee) shall be entitled to the remedy of specific performance by the other Party (including an Indemnifying Party).

            (f) Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from the other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such Party. The Buyer and the Seller waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The provisions of this Section 9.1(f) shall not apply to indemnification for a Third Party Claim.

      9.2   Defense of Claims.

            (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action or proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably


                                     B-1-88
satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's liability pursuant to this Agreement.

            (b) (i) If, within twenty (20) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

            (c) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of such notice.

            (d) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such twenty (20) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

            (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or


                                     B-1-89
otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the "prime rate" as published in The Wall Street Journal) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

            (f) A failure to give timely notice as provided in this Section 9.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure; provided, however, that in any case any such notice must be given prior to the expiration of the relevant representation or warranty.

                                    ARTICLE X
                                   TERMINATION

      10.1  Termination.

            (a) This Agreement may be terminated at any time prior to the Closing by mutual written consent of the Seller and the Buyer.

            (b) This Agreement may be terminated by either the Seller or the Buyer by giving written notice to the other Party any time prior to Closing if any of the following has occurred: (i) any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable, (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing, or (iii) the Closing contemplated hereby shall have not occurred on or before July 31, 2002 (the "Termination Date").

            (c) Except as otherwise provided in this Agreement, this Agreement may be terminated by the Buyer by giving written notice to the Seller any time prior to Closing if any of the Buyer's Required Regulatory Approvals or the Seller's Required Regulatory Approvals, the receipt of which is a condition to the obligation of the Buyer to consummate the Closing as set forth in Sections 7.1(c) and 7.1(d), shall have been finally denied or shall have been granted, subject to or contains terms or conditions that, in the case of the Buyer's Required Regulatory Approvals, would not be in form and substance reasonably satisfactory to the Buyer in its sole discretion, or, in the case of the Seller's Required Regulatory Approvals, could reasonably be expected to cause a Material Adverse Effect, as determined by the Buyer in its sole discretion.

            (d) Except as otherwise provided in this Agreement, this Agreement may be terminated by the Seller by giving written notice to the Buyer any time prior to Closing, if any of the Seller's Required Regulatory Approvals or Buyer's Required Regulatory Approvals, the receipt of which is a condition to the obligation of the Seller to consummate the Closing as set


                                     B-1-90
forth in Sections 7.2(c) and 7.2(d), shall have been finally denied or shall have been granted, subject to or contains terms or conditions that, in the case of the Seller's Required Regulatory Approvals, would not be in form and substance reasonably satisfactory to the Seller (or the affected Sponsor) in its sole discretion and, in the case of the Buyer's Required Regulatory Approvals, could reasonably be expected to cause a Material Adverse Effect, as determined by the Seller in its sole discretion.

            (e) This Agreement may be terminated by the Buyer if there have been any violations or breaches by the Seller of any covenants, representations or warranties contained in this Agreement which have resulted in a Material Adverse Effect and such violations or breaches have not been cured by the date thirty
(30) days after receipt by the Seller of written notice specifying particularly such violations or breaches or such violations or breaches have not been waived by the Buyer.

            (f) This Agreement may be terminated by the Seller if there has been any violations or breaches by the Buyer of any covenants, representations or warranties contained in this Agreement which have resulted in a Material Adverse Effect and such violations or breaches have not been cured by the date thirty
(30) days after receipt by the Buyer of written notice specifying particularly such violations or breaches or such breaches or such violations have not been waived by the Seller.

            (g) This Agreement may be terminated by the Buyer or the Seller in accordance with the provisions of Sections 6.7(c) or (d) and 6.9(b) or (c).

            (h) This Agreement may be terminated by the Buyer or the Seller prior to the Closing if any "extraordinary nuclear occurrence" or "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act), other than the nuclear incident at Three Mile Island in 1979, occurs at the Site or at any other licensed nuclear reactor site in the United States.

            (i) Notwithstanding any provisions hereof to the contrary or inconsistent herewith, this Agreement may be terminated by the Seller, by giving written notice to the Buyer, if an order received on any of the Seller's Required Regulatory Approvals is deemed to be unsatisfactory by the Seller in its sole discretion.

            (j) Notwithstanding any provision hereof to the contrary or inconsistent herewith, this Agreement may be terminated by the Buyer, by giving written notice to the Seller, if an order received on any of the Buyer's Required Approvals is deemed to be unsatisfactory by the Buyer in its sole discretion or if, prior to the Closing, Vermont legislation is enacted prohibiting operation of the Facility past its current NRC license expiration date or prohibiting the construction or use of dry storage facilities for Spent Nuclear Fuel.

      10.2 Procedure and Effect of No-Default Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to this
Article 10, written notice thereof


                                     B-1-91
shall forthwith be given by the terminating Party to the other Party, whereupon, if this Agreement is terminated pursuant to any of Sections 10.1(a) through (d) and 10.1(g) through (j), the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement, and thereafter neither Party shall have any recourse against the other by reason of this Agreement (except for recourse against any Party then in breach).

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

      11.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer and, with respect to Section 5.11 to 5.14, inclusive, and Section 6.20, only with the written consent of the Guarantor.

      11.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

      11.3  Survival of Representations, Warranties, Covenants and
Obligations.

            (a) The representations and warranties contained in Article IV and
Article V shall survive for eighteen (18) months from the Closing Date. The expiration of the representations and warranties contained in Article IV and
Article V shall not affect the Parties' obligations under Article IX if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration. Notwithstanding the foregoing, all representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Authority), 4.10 (Environmental Matters), 4.12 (ERISA), 4.20 (Qualified Decommissioning Fund), 4.21 (Non-Qualified Decommissioning Fund) and 4.24 (Taxes) hereof, and any claim with respect to fraud, intentional misrepresentation or a deliberate or willful breach by the Seller, shall survive the Closing until expiration of the applicable statutes of limitations after giving effect to any extensions thereof. Each Party shall be entitled to rely upon the representations and warranties of the other Party or Parties set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

            (b) Except as provided in Section 11.3(a), the covenants and obligations of the Seller and the Buyer set forth in this Agreement, including, without limitation, the indemnification obligations of the Parties under Article IX hereof, shall survive the Closing indefinitely, and each Party shall be entitled to the full performance thereof by the other Party hereto without limitation as to time or amount.


                                     B-1-92

      11.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

            (a)   If to the Seller, to:

                     Vermont Yankee Nuclear Power Corporation
                     185 Old Ferry Road
                     P.O. Box 7002
                     Brattleboro, VT  05302-7002
                     Fax No.:  802-258-2128
                     Attention:  Ross P. Barkhurst

                  with a copies to:

                     Downs Rachlin & Martin PLLC
                     90 Prospect Street
                     P. O. Box 99
                     St. Johnsbury, VT  05819
                     Attention:  Nancy S. Malmquist, Esq.
                     Ropes & Gray
                     One International Place
                     Boston, MA 02110
                     Fax No.:  617- 951-7050
                     Attention:  Hemmie Chang, Esq.

            (b)   If to the Buyer, to:

                     Entergy Nuclear Vermont Yankee, LLC
                     440 Hamilton Avenue
                     White Plains, NY  10601
                     Fax No.  914-272-3205
                     Attention:  Mike Kansler

                  with a copy to:

                     Goodwin Procter LLP
                     53 State Street
                     Exchange Place
                     Boston, MA  02109
                     Fax No.  617-570-8150
                     Attention:  Paul Gauron, Esq.


                                     B-1-93

      11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party hereto, including by operation of law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of the Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder. Notwithstanding the foregoing, but subject to all applicable legal requirements, (a) the Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to a trustee, lending institutions or other party for the purposes of leasing, financing or refinancing the Acquired Assets, including such an assignment, transfer or other disposition upon or pursuant to the exercise of remedies with respect to such leasing, financing or refinancing, or by way of assignments, transfers, pledges or other dispositions in lieu thereof, and (b) the Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to a wholly owned Affiliate of the Buyer so long as such Affiliate makes the representations and warranties set forth in Article V to the same extent as the Buyer and provides financial assurances acceptable to the Seller with respect to its ability to perform its obligations hereunder; provided, however, that in any case no such assignment shall relieve or discharge the assigning Party from any of its obligations hereunder or shall be made if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or materially increase the cost of the transactions contemplated by this Agreement. Each Party agrees, at the assigning Party's expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the non-assigning Party's rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

      11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Vermont (without giving effect to conflict of law principles) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN VERMONT, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY


                                     B-1-94

WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      11.7 Attorney-Client Matters. In any dispute or proceeding arising under or in connection with this Agreement, including, without limitation, Article VIII hereof, the Seller shall have the right, at its election, to retain the firms of Ropes & Gray and Downs Rachlin & Martin PLLC to represent it in such matter. The Buyer, for itself and its successors and assigns, hereby irrevocably acknowledges and agrees that all communications between the Seller and the Seller's counsel, including without limitation Ropes & Gray and Downs Rachlin & Martin PLLC, made in connection with the negotiation, preparation, execution, delivery, and closing under, or any dispute or proceeding arising between the Buyer and the Seller under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Seller and its counsel and would not be subject to disclosure to the Buyer in connection with any process relating to such dispute under or in connection with this Agreement, shall continue after the Closing to be privileged communications between the Seller and such counsel, and neither the Buyer nor any Person purporting to act on behalf of or through the Buyer, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Buyer and not the Seller. The foregoing acknowledgment and agreement of the Buyer shall survive the Closing.

      11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      11.9 Interpretation. The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

      11.10 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

      11.11 Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and supersede all prior agreements and understandings between the Parties (other than the Confidentiality Agreement) with respect to such transactions. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement.


                                     B-1-95

      11.12 Bulk Sales Laws. The Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, the Seller will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales laws of all applicable jurisdictions.


                                     B-1-96

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Purchase and Sale Agreement to be signed by their respective duly authorized officers as of the date first above written.




VERMONT YANKEE NUCLEAR POWER               ENTERGY NUCLEAR VERMONT YANKEE, LLC
CORPORATION
By:                                        By:
      --------------------------------         ---------------------------------
     Name:   R.H. Young                        Name:
     Title:  Chairman                          Title:

By:                                        By:
      --------------------------------         ---------------------------------
     Name:   R.P. Barkhurst                    Name:
     Title:  President                         Title:



                                           ENTERGY CORPORATION, only for
                                           purposes of Sections 5.11 to 5.14,
                                           inclusive, 6.20


                                           By:
                                               ---------------------------------
                                               Name:
                                               Title:


                                           By:
                                               ---------------------------------
                                               Name:
                                               Title: